                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

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     Check the appropriate box:

     [X] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-12
                       CHICAGO BRIDGE & IRON COMPANY N.V.
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                (Name of Registrant as Specified in Its Charter)
                       CHICAGO BRIDGE & IRON COMPANY N.V.
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

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pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or
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     (1) Amount previously paid:

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

PRELIMINARY COPY

                       CHICAGO BRIDGE & IRON COMPANY N.V.
                                POLARISAVENUE 31
                       2132 JH HOOFDDORP, THE NETHERLANDS

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 10, 2001

To the Shareholders of:

                       CHICAGO BRIDGE & IRON COMPANY N.V.

     You are hereby notified that the Annual General Meeting of Shareholders of Chicago Bridge & Iron Company N.V. will be held at Amstel Inter-Continental Hotel Amsterdam, Prof. Tulpplein 1, 1018 GX Amsterdam, The Netherlands, at 2:00 P.M., local time, on Thursday, May 10, 2001, for the following purposes:

     1. To reappoint Jerry H. Ballengee, William E. Macaulay, L. Donald Simpson and Michael D. Winfield as members of the Supervisory Board to serve until the Annual General Meeting of Shareholders in 2004, and until their successors shall have been duly appointed;

     2. To authorize the preparation of the annual accounts and the annual report in the English language and to adopt the Dutch Statutory Annual Accounts of the Company for the fiscal year ended December 31, 2000;

     3. To approve the distribution from profits for the year ended December 31, 2000 in the amount of US$0.24 per share previously paid as interim dividends;

     4. To approve the extension of the authority of the Management Board to repurchase up to 30% of the issued share capital of the Company until November 10, 2002;

     5. To cancel shares to be acquired by the Company in its own share capital;

     6. To amend the Articles of Association to convert the par value of the shares from Dutch Guilders to Euros, to reflect that AEX-Effectenbeurs N.V. (the "Amsterdam Exchange") is now called Euronext Amsterdam N.V. and to clarify the source of payment of interim dividends;

     7. To approve the extension of the authority of the Supervisory Board to issue and/or grant rights (including options to subscribe) on shares of the Company until May 10, 2006;

     8. To approve the extension of the authority of the Supervisory Board to limit or exclude the preemptive rights of the shareholders of the Company until May 10, 2006;

     9. To adopt the Chicago Bridge & Iron 2001 Employee Stock Purchase Plan;
        and

     10. To approve the appointment of Arthur Andersen as the Company's independent public accountants for the fiscal year ending December 31, 2001.

     This notification is subject to the convocation for the meeting and meeting's official agenda as they will appear or be available under Dutch law.

     Copies of the Dutch Statutory Annual Accounts, the annual report of the Management Board, the list of nominees for the Supervisory Board and the verbatim text of the proposed amendment to the Articles of Association (in Dutch and in English) can be obtained free of charge by shareholders and other persons entitled to attend general meetings of shareholders of the Company at the offices of the Company at Polarisavenue 31, 2132 JH Hoofddorp, The Netherlands; at Kas-Associatie N.V., Spuistraat 172, 1012 VT Amsterdam, The Netherlands; and at the Bank of New York, 101 Barclay Street, 22nd Floor West, New York, New York 10286 from the date hereof until the close of the Annual Meeting.

     Holders of registered shares of record at the close of business on April 3, 2001, and holders of bearer shares who deposit their shares prior to May 7, 2001, are entitled to receive notice of and to vote at the Annual Meeting. Shareholders must give notice to the Management Board of their intention to attend the Annual

Meeting in writing prior to May 7, 2001. The stock transfer books will not be closed. Admittance of shareholders and acceptance of written voting proxies shall be under Dutch law.

     REGISTERED SHAREHOLDERS ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

                                          Robert H. Wolfe
                                          Secretary

April   , 2001

                       CHICAGO BRIDGE & IRON COMPANY N.V.

                                PROXY STATEMENT

     This proxy statement, which is first being mailed to holders of registered
shares on or about April   , 2001, is furnished in connection with the
solicitation of proxies on behalf of the Supervisory Board of Chicago Bridge & Iron Company N.V. ("we", "CB&I" or the "Company"), who ask you to complete, sign, date and mail the enclosed proxy for use at the Annual General Meeting of Shareholders to be held May 10, 2001, 2:00 P.M. local time (the "Annual Meeting"), for the purposes set forth in the foregoing notice.

     Each share entitles the holder thereof to one vote on each matter submitted to a vote at the meeting. All shares represented by proxies duly executed and received by us within the time indicated on the enclosed proxy (the "Voter Deadline"), will be voted at the meeting in accordance with the terms of the proxies. If no choice is indicated on the proxy, the proxyholders will vote for Messrs. Ballengee, Macaulay, Simpson and Winfield for Supervisory Directors and for all proposals described in this Proxy Statement.

     A shareholder may revoke a proxy by submitting a document revoking it or by submitting a duly executed proxy bearing a later date prior to the Voter Deadline, or by attending the meeting and voting in person, with regard to which attending in person the requirements below apply.

     Only holders of record of the .......... registered shares of the Company's share capital, par value NLG 0.01 (the "Registered Shares"), issued at the close of business on April 3, 2001, and the holders of the ...... bearer shares (the
"Bearer Shares") who deposit their shares prior to May 7, 2001 (the Registered Shares and the Bearer Shares together, the "Common Stock" or "shares") are entitled to notice of and to vote at the meeting. Shareholders must give notice in writing to the Management Board of their intention to attend the Annual Meeting prior to May 7, 2001.

     Although there is no quorum requirement under Dutch law, abstentions, directions to withhold authority to vote for a Supervisory Director nominee or to withhold authority to vote for all Supervisory Director nominees and "broker non-votes" (where a named entity holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such named entity does not possess or choose to exercise its discretionary authority with respect thereto) will be considered present at the meeting but will not be counted to determine the total number of votes cast.

     We will bear the cost of soliciting proxies on the accompanying proxy card. Some of our directors, officers and regular employees may solicit proxies in person or by mail, telephone or telefax, but will not receive any additional compensation for their services. We may reimburse brokers and others for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners of our shares.

     This proxy statement is subject to the convocation for the Annual Meeting and the Annual Meeting's official agenda as they will appear or be available under Dutch law. Admittance of shareholders and acceptance of written voting proxies shall be under Dutch law.

                                     ITEM 1

                            APPOINTMENT OF DIRECTORS

     The general affairs and business of the Company and the Management Board are supervised by the Board of Supervisory Directors (the "Supervisory Board"), the members of which are appointed by the general meeting of shareholders. Our Articles of Association (the "Articles of Association") provide for at least six and no more than twelve Supervisory Directors to serve on the Supervisory Board. Effective December 29, 2000, the size of the Board is twelve. Under the law of The Netherlands, a Supervisory Director cannot be a member of the Management Board of the Company. The general meeting of shareholders appointed Chicago Bridge & Iron Company B.V. as the sole member of the Management Board.

     Members of the Supervisory Board are appointed to serve three-year terms, with approximately one-third of such members' terms expiring each year. Members of the Supervisory Board must retire no later than at the general meeting of shareholders held after a period of three years following their appointment, but may be re-elected. A member of the Supervisory Board must resign effective the date of the annual general meeting of shareholders in the year in which the director attains the age of 72. Pursuant to the Articles of Association, members of the Supervisory Board may be suspended or dismissed by the general meeting of shareholders. The Supervisory Board may make a proposal to the general meeting of shareholders for the suspension or dismissal of one or more of its members. If such proposal is made by the Supervisory Board, a simple majority vote of the shareholders is required to effect a suspension or dismissal. If no such proposal is made, the general meeting of shareholders by vote of two-thirds of the votes cast at the meeting if such two-thirds vote constitutes more than one-half of the issued share capital of the Company (a "Two-thirds Majority of Quorum") is required to effect a suspension or dismissal. The members of the Supervisory Board may receive such compensation as may be determined by the general meeting.

     As permitted under Dutch law and the Articles of Association, the Supervisory Board is authorized to make binding nominations of two candidates for each open position on the Supervisory Board, with the candidate receiving the greater number of votes being elected. A nomination by the Supervisory Board is binding on the shareholders unless overridden by a Two-thirds Majority of Quorum.

     Four Supervisory Directors are to be appointed. They will serve until the Annual Meeting in 2004. For one position, the Supervisory Board has proposed the election of Jerry H. Ballengee or Stephen M. Duffy. For the second position, the Supervisory Board, pursuant to the First Reserve Shareholder Agreement (as hereinafter defined), has proposed the election of William E. Macaulay or W.G. "Will" Honeybourne. For the third position, the Supervisory Board has proposed the election of L. Donald Simpson or Samuel C. Leventry. For the fourth position, the Supervisory Board, pursuant to the WEDGE Shareholder Agreement (as hereinafter defined), has proposed the election of Michael D. Winfield or James
M. Tidwell. Messrs. Ballengee, Macaulay, Simpson and Winfield are presently members of the Supervisory Board.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPOINTMENT OF MESSRS. BALLENGEE, MACAULAY, SIMPSON AND WINFIELD.

     Certain information with respect to the nominees for Supervisory Director and the eight Supervisory Directors whose terms do not expire this year is as follows:

THE FOLLOWING NOMINATIONS ARE MADE FOR THREE-YEAR TERMS EXPIRING IN 2004:

FIRST POSITION

  FIRST NOMINEE

     JERRY H. BALLENGEE, 63, has served as a Supervisory Director of the Company since April, 1997. He served as President and Chief Operating Officer of Union Camp Corporation from July, 1994 to May, 1999 and has served in various other executive capacities and as a member of the Board of Directors of Union Camp Corporation since 1988. He is Chairman of the Supervisory Board's Nominating Committee and a member of the Corporate Governance Committee.

  SECOND NOMINEE

     STEPHEN M. DUFFY, 51, has served as Vice President-Human Resources and Administration of Chicago Bridge & Iron Company since June, 1996. Mr. Duffy was Vice President-Human Resources and Administration of CBI Industries, Inc. from November, 1991 through May, 1996.

SECOND POSITION

  FIRST NOMINEE

     WILLIAM E. MACAULAY, 55, has served as a Supervisory Director of the Company since January, 2001. He is the Chairman and Chief Executive Officer of First Reserve Corporation where he has been employed since 1983. First Reserve Corporation is the general partner of First Reserve Fund VIII, L.P. He is a member of the Board of Directors of Weatherford International, Inc., an oilfield services company; National Oilwell, Inc., a leading international provider of contract drilling and associated services related to the oil and gas exploration and production industry, both onshore and offshore; Superior Energy Services, Inc., a provider of specialized oilfield services and equipment; and Grant Prideco, Inc., a company engaged in drill stem technology development and drill pipe manufacturing. Mr. Macaulay holds a B.A. degree in Economics from City College of New York and an M.B.A. from the Wharton Graduate School of Business at the University of Pennsylvania, where he has also served as a member of the Executive Board. He is a member of the Supervisory Board's Corporate Governance Committee.

  SECOND NOMINEE

     W. G. "WILL" HONEYBOURNE, 50, is Managing Director of First Reserve Corporation where he has been employed since January, 1999. From September, 1996 to December, 1998, Mr. Honeybourne served as Senior Vice President of Western Atlas International, a $2.5 billion oil service company. From October, 1995 to September, 1996, he was a private investor. From September, 1993 to October, 1995, Mr. Honeybourne served as President and Chief Executive Officer of Alberta-based Computalog. Previously, he served in various capacities with Baker Hughes, including Vice President and General Manager at INTEQ and President of EXLOG. Mr. Honeybourne is a member of the Board of Directors of CiDRA Corp.,
(RC)2, Highland Energy Ltd., and Canadian Crude Separators Inc. Mr. Honeybourne holds a BSc. in Oil Technology from Imperial College, London University.

THIRD POSITION

  FIRST NOMINEE

     L. DONALD SIMPSON, 65, has served as a Supervisory Director of the Company since April, 1997. From December, 1996 to December, 1999, Mr. Simpson served as Executive Vice President of Great Lakes Chemical Corporation. Prior thereto, beginning in 1992, he served in various executive capacities at Great Lakes Chemical Corporation. He is a member of the Supervisory Board's Audit Committee and Corporate Governance Committee.

  SECOND NOMINEE

     SAMUEL C. LEVENTRY, 51, has served as Vice President-Technology Services of Chicago Bridge & Iron Company since January, 2001. Prior to that, he was Vice President-Engineering from April, 1997 to January, 2001, Product Manager-Pressure Vessels and Spheres from April, 1995 to April, 1997 and Product Engineering Manager-Special Plate Structures for Chicago Bridge & Iron Company. Mr. Leventry has been employed by Chicago Bridge & Iron Company for over 30 years in various engineering positions.

FOURTH POSITION

  FIRST NOMINEE

     MICHAEL D. WINFIELD, 61, has served as a Supervisory Director of the Company since January, 2001. He has been a member of the Board of Mangers of UOP L.L.C., a general partnership of Honeywell International

Inc. and Dow Chemical Corporation, engaged in the licensing of technologies to the oil refining and petrochemical industries since January, 2001. From February, 1992 until January, 2001 he was President and Chief Executive Officer of UOP. Mr. Winfield has served as a director of Landauer Inc. (a firm providing services related to radiation monitoring) since 1994. Mr. Winfield holds a degree in Chemical Engineering from the Ohio State University, and an M.B.A. from the University of Chicago. He is a member of the Supervisory Board's Audit Committee and the Corporate Governance Committee.

  SECOND NOMINEE

     JAMES M. TIDWELL, 55, currently serves as Vice President and Chief Financial Officer of WEDGE Group Incorporated, a position which he has held since January, 2000. WEDGE is a diversified firm with subsidiaries in engineering and construction, hotel, oil and gas, and real estate businesses. Prior to joining WEDGE, Mr. Tidwell served as President of Daniel Measurement and Control, a division of Emerson Electric Company since June, 1999. From August, 1996 to June, 1999, he was Executive Vice President and Chief Financial Officer of Daniel Industries Inc., a leading supplier of specialized equipment and systems to oil, gas and process operators and plants to measure and control the flow of fluids. For over five years prior to joining Daniel Industries, Mr. Tidwell served as Senior Vice President and Chief Financial Officer of Hydril Company, a worldwide leader in engineering, manufacturing and marketing premium tubular connections and pressure control devices for oil and gas drilling and production.

DIRECTORS TO CONTINUE IN OFFICE WITH TERMS EXPIRING IN 2003:

     J. DENNIS BONNEY, 70, has served as a Supervisory Director of the Company since April, 1997. He served as Vice Chairman of the Board of Chevron Corporation from 1987 to 1995. He currently serves as Chairman of the Board of Aeromovel USA and Aeromovel Global Corporation. From 1996 to 1998, he was a director of Alumax Inc. and United Meridian Corporation. Mr. Bonney is Chairman of the Supervisory Board's Audit Committee, and is a member of the Organization and Compensation Committee and Corporate Governance Committee.

     GERALD M. GLENN, 58, has served as Chairman of the Supervisory Board of the Company since April, 1997. He has been President and Chief Executive Officer of Chicago Bridge & Iron Company since May, 1996 and has been a Managing Director of Chicago Bridge & Iron Company B.V. since March, 1997. Since April, 1994, Mr. Glenn has been a principal in the Glenn Group LLC. From November, 1986 to April, 1994, he served as Group President-Fluor Daniel, Inc. Mr. Glenn is a member of the Supervisory Board's Nominating Committee.

     BEN A. GUILL, 50, has served as a Supervisory Director of the Company since January, 2001. He is the President of First Reserve Corporation where he has served since September, 1998. Prior to joining First Reserve Corporation, Mr. Guill was a Partner and Managing Director of Simmons & Company International, an investment banking firm located in Houston, Texas which focuses on the oil service and equipment industry. Mr. Guill had been with Simmons & Company since 1980. He is member of the board of directors of National-Oilwell, Inc., Superior Energy Services, Inc., Destiny Resources Services Corp., James River Coal and Entech Industries. Mr. Guill received his Bachelor of Arts Degree from Princeton University and his Masters Degree in Finance from the Wharton Graduate School of Business at the University of Pennsylvania. He is a member of the Supervisory Board's Audit Committee and Corporate Governance Committee.

     VINCENT L. KONTNY, 63, has served as a Supervisory Director of the Company since April, 1997. He has served as Chief Operating Officer of Washington Group International since April, 2000 and since 1992 has been the owner and CEO of the Double Shoe Cattle Company. Mr. Kontny was President and Chief Operating Officer of Fluor Corporation from 1990 until September, 1994. Mr. Kontny is Chairman of the Supervisory Board's Organization and Compensation Committee and is a member of the Audit Committee and Corporate Governance Committee.

DIRECTORS TO CONTINUE IN OFFICE WITH TERMS EXPIRING IN 2002:

     J. CHARLES JENNETT, 60, has served as a Supervisory Director of the Company since April, 1997. He has served as President of Texas A&M International University since 1996. He was Provost and Vice President of Academic Affairs at Clemson University from 1992 through 1996. Dr. Jennett is a member of the Supervisory Board's Nominating Committee and Corporate Governance Committee.

     GARY L. NEALE, 61, has served as a Supervisory Director of the Company since April, 1997. He is currently President, CEO and Chairman of the Board of NiSource, Inc., whose primary business is the distribution of electricity, gas and water through utility companies. Mr. Neale has served as a director of NiSource, Inc. since 1991, a director of Northern Indiana Public Service Company since 1989, and a director of Modine Manufacturing Company (heat transfer products) since 1977. Mr. Neale is Chairman of the Supervisory Board's Corporate Governance Committee and a member of the Organization and Compensation Committee.

     WILLIAM H. WHITE, 46, has served as a Supervisory Director of the Company since January, 2001. He has been the President, Chief Executive Officer and Vice Chairman of the Board of Directors of WEDGE Group Incorporated since April, 1997. WEDGE is a diversified firm with subsidiaries in engineering and construction, hotel, oil and gas, and real estate businesses. Mr. White served as Deputy Secretary and Chief Operating Officer of the Department of Energy from 1993 to 1995. Prior to his service at the Department of Energy, Mr. White practiced law and served on the management committee of the law firm of Susman Godfrey L.L.P. and taught law at the University of Texas at Austin. Mr. White is the founder and Chairman of the Board of Frontera Resources, an international energy company with projects in emerging markets. Mr. White is a director of USEC, Inc., a global energy company which produces and sells uranium fuel enrichment services for nuclear power plants and serves on the Board of North American Electric Reliability. He is a member of the Supervisory Board's Organization and Compensation Committee and Corporate Governance Committee.

     MARSHA C. WILLIAMS, 50, has served as a Supervisory Director of the Company since April, 1997. Since May, 1998, she has served as Chief Administrative Officer of Crate & Barrel, a specialty retail company. Prior to that, she served as Vice President and Treasurer of Amoco Corporation from December, 1997 to May, 1998, and Treasurer from 1993 to 1997. Ms. Williams is a director of Selected Funds, Davis Funds and Modine Manufacturing Company (heat transfer products). Ms. Williams is a member of the Supervisory Board's Audit Committee and Corporate Governance Committee.

                            COMMITTEES OF THE BOARD

     The Organization and Compensation Committee, which held five meetings in 2000, reviews and makes recommendations concerning compensation philosophy and guidelines for the executive and managerial group of the Company; reviews compensation and benefit programs for employees of the Company and its subsidiaries; compares such programs and compensation against market data and makes recommendations as to modifications; reviews recommendations or actions of management concerning benefit plans, incentive plans, stock option or other stock awards, and oversees the administration of such plans; reviews compensation, awards and grants under corporate benefit plans for the Chief Executive Officer; reviews management recommendations concerning compensation for certain other officers; administers the Company's Long-Term Incentive Plans; and advises as to which key officers of the Company or its subsidiaries should be offered employment and/or termination agreements.

     The Nominating Committee, which held two meetings in 2000, establishes criteria regarding the size and composition of the Supervisory Board and its Committees; recommends criteria relating to tenure and eligibility; identifies, reviews and recommends prospective Supervisory Directors; recommends candidates for the position of Chief Executive Officer; approves the nominees for new positions on the Supervisory Board and vacancies on the Supervisory Board; and advises regarding Supervisory Board compensation. It will consider nominees for Supervisory Director recommended by shareholders. Recommendations must be submitted in writing and addressed to the Chairman of the Nominating Committee, c/o Secretary of the Company, Robert H. Wolfe, Chicago Bridge & Iron Company N.V., Polarisavenue 31, 2132 JH Hoofddorp, The Netherlands, and set forth the name, age, business and residential address, principal occupation, number of shares of Common Stock owned and such other information concerning the nominee as may be requested by the Nominating Committee.

     The Corporate Governance Committee, which held one meeting in 2000, reviews and makes recommendations concerning policies and practices of management relating to corporate governance and responsibilities, and is responsible for the internal operations of the Supervisory Board.

     The Audit Committee, which held four meetings in 2000, is charged with reviewing the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company, and coordinating the annual internal audit plan with the auditing plan of the independent public accountants. The Committee receives reports from the Company's Internal Audit Department; reviews the annual report to shareholders and the financial statements contained therein; reviews the results of the audit performed by the Company's independent public accountants; and acts as liaison between the independent public accountants and the Supervisory Board. The Committee makes recommendations concerning the appointment of the independent public accountant of the Company, the scope of the audit to be performed and the fees to be paid. The Committee is also authorized to audit and monitor the compliance by the Company and its subsidiaries with the laws of the various jurisdictions in which the Company and its subsidiaries conduct business and to report to the Supervisory Board and make recommendations with respect to any problems. The Supervisory Board has determined in accordance with the requirements of Sections 303.01(B)(2)(a) and
(3) the New York Stock Exchange, Inc. listing standards, that each member of the Audit Committee is independent.

REPORT OF THE AUDIT COMMITTEE OF THE SUPERVISORY BOARD OF CHICAGO BRIDGE & IRON
                                  COMPANY N.V.

     The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2000:

     The Supervisory Board has adopted for the Audit Committee a written charter, a copy of which is attached to this Proxy Statement as Exhibit A.

     We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2000.

     We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence. The Audit Committee has also reviewed the non-audit services provided by Arthur Andersen LLP, as described below, and considered whether the provision of those services was compatible with maintaining Arthur Andersen LLP's independence.

     For 2000, the company incurred the following fees for services rendered by Arthur Andersen LLP:

     Audit Fees: The company incurred $730,000 in fees for audit services rendered by Arthur Andersen LLP in connection with the Company's annual and quarterly financial statements for 2000.

     Financial Information, Systems Design and Implementation Fees: The company incurred no fees for financial information, systems design and implementation services rendered by Arthur Andersen LLP during 2000.

     All Other Fees: The company incurred $1,848,000 in fees for services rendered by Arthur Andersen LLP during 2000 other than audit and financial information, systems design and implementation services. Included in these fees were $1,269,000 for due diligence, tax structure and merger integration services relating to the acquisition of Howe-Baker International (the "HBI Transaction") and the acquisition of the engineered construction and water divisions of Pitt-Des Moines, Inc. (the "PDM Transaction").

     Based on the reviews and discussions referred to above, we recommend to the Supervisory Board that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

Members of the Audit Committee:

J. Dennis Bonney (Chairman)
Ben A. Guill
Vincent L. Kontny
L. Donald Simpson
Marsha C. Williams
Michael D. Winfield

INFORMATION REGARDING MEETINGS

     The Supervisory Board held six meetings in 2000 and a special committee of the Supervisory Board held three meetings. Each of the Supervisory Directors attended at least 75% of the meetings of the Supervisory Board and of the committees of which he or she was a member.

                       COMMON STOCK OWNERSHIP BY CERTAIN
                             PERSONS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to each person known to the Company to be the beneficial owner of more than 5% of the Company's issued shares.

NAME AND ADDRESS                                              AMOUNT AND NATURE OF    PERCENT
OF BENEFICIAL OWNER                                           BENEFICIAL OWNERSHIP    OF CLASS
-------------------                                           --------------------    --------
First Reserve Fund VIII, L.P.(1)............................       6,810,895           29.12%
c/o First Reserve Corporation
475 Steamboat Road
Greenwich, CT 06830
WEDGE Group Incorporated(2).................................       4,352,764           18.61%
WEDGE International Tower
1415 Louisiana Street
Houston, TX 77002
Pitt-Des Moines, Inc........................................       2,040,816            8.73%
Town Center One
1450 Lake Robbins Drive
The Woodlands, TX 77380

---------------
(1) First Reserve Corporation is the general partner of First Reserve Fund VIII, L.P. The following are executive officers of First Reserve Corporation:
    William E. Macaulay is the Chairman, a Managing Director and Chief Executive Officer; W.G. "Will" Honeybourne is a Managing Director; Ben A. Guill is the President and a Managing Director; Thomas R. Denison is General Counsel, Secretary and a Managing Director; John A. Hill is Vice Chairman and a Managing Director; Jonathan S. Linker is a Managing Director; Cathleen M. Ellsworth is a Managing Director; and Jennifer G. Kornfield is Vice President, Treasurer and Controller. Messrs. Macaulay, Guill and Hill are the directors of First Reserve Corporation. It is anticipated that pursuant to authority from First Reserve Corporation's board of directors, Messrs. Macaulay and Guill may make investment and voting decisions with respect to the shares owned by First Reserve Fund VIII, L.P. In the absence of Messrs. Macaulay and Guill, other officers of First Reserve Corporation may, pursuant to authority from the board of directors, make investment and voting decisions with respect to such shares. All such persons disclaim beneficial ownership of the shares held by First Reserve Fund VIII, L.P.

(2) The sole ultimate beneficial owner of WEDGE is Issam M. Fares of Lebanon.

SHAREHOLDER AGREEMENTS

     The Company is party to separate Shareholder Agreements with three of its shareholders as follows: (i) Shareholder Agreement dated as of December 28, 2000 (as amended by an Amendment thereto dated as of February 7, 2001) among First Reserve Fund VIII, L.P. ("First Reserve"), CB&I, and certain shareholders of CB&I (the "First Reserve Shareholder Agreement"), (ii) Shareholder Agreement dated as of December 28, 2000 (as amended by an Amendment thereto dated as of February 7, 2001) among WEDGE Group Incorporated, ("WEDGE"), CB&I, and certain shareholders of CB&I (the "WEDGE Shareholder Agreement"), and (iii) Shareholder Agreement dated as of February 7, 2001 among Pitt-Des Moines, Inc., ("PDM"), CB&I, and certain shareholders of CB&I (the "PDM Shareholder Agreement").

     First Reserve Shareholder Agreement. Under the First Reserve Shareholder Agreement, First Reserve is subject to certain "standstill" provisions which, among other things, (a) prohibit the purchase of additional shares by First Reserve except in order to maintain a 10% ownership stake (and to allow First Reserve to participate in certain other transactions approved by the Supervisory Board, such as a stock split, recapitalization or business combination), and (b) prohibit acquisition proposals, proxy solicitations, group formation or encouragement of third parties for takeover purposes. In addition, First Reserve is subject to restrictions on its voting rights relating to matters presented to our shareholders for vote or approval: (i) First Reserve is obligated to vote "for" the Supervisory Board nominees recommended by the Supervisory Board, provided we are in compliance with our covenants to First Reserve relating to Supervisory Board representation (see below), and (ii) First Reserve is obligated to vote "for" any proposal recommended by the Supervisory Board and "against" any proposal that is not recommended by the Supervisory Board, with limited exceptions for certain matters as to which First Reserve has discretionary voting rights. In the case of any business combination, recapitalization or other transaction that involves the issuance of Common Stock, if both of the First Reserve designees on the Supervisory Board vote against approval of such transaction at the Supervisory Board level, then First Reserve, in any shareholder vote, is permitted to vote the shares it acquired in connection with the PDM Transaction in the same proportion as the votes of CB&I shareholders, other than First Reserve and WEDGE, who vote upon the transaction.

     Pursuant to the First Reserve Shareholder Agreement, First Reserve has the right to designate two Supervisory Directors (currently Messrs. Macaulay and Guill) so long as First Reserve owns at least 3,083,871 of our issued and outstanding shares.

     Under the First Reserve Shareholder Agreement, First Reserve is subject to restrictions on the transfer of its shares, including the restriction that, without our consent, First Reserve may not sell any of its shares to (i) any person or group who is or would be required to file a Schedule 13D under the Securities Exchange Act, (ii) any person or group who would own more than 10% of our voting securities, or (iii) a competitor of the Company. Certain other sales of shares by First Reserve will be subject to our right of first offer. Finally, First Reserve has been granted two demand and unlimited "piggyback" registration rights relating to its shares.

     WEDGE Shareholder Agreement. Under the WEDGE Shareholder Agreement, WEDGE is subject to certain "standstill" provisions which, among other things, (a) prohibit the purchase of additional shares by WEDGE except in order to maintain a 10% ownership stake (and to allow WEDGE to participate in certain other transactions approved by the Supervisory Board, such as a stock split, recapitalization or business combination), and (b) prohibit acquisition proposals, proxy solicitations, group formation or encouragement of third parties for takeover purposes. In addition, WEDGE is subject to restrictions on its voting rights relating to matters presented to our shareholders for vote or approval: (i) WEDGE is obligated to vote "for" the Supervisory Board nominees recommended by the Supervisory Board, provided we are in compliance with our covenants to WEDGE relating to Supervisory Board representation (see below), and
(ii) WEDGE is obligated to vote "for" any proposal recommended by the Supervisory Board and "against" any proposal that is not recommended by the Supervisory Board, with limited exceptions for certain matters as to which WEDGE has discretionary voting rights. In the case of any business combination, recapitalization or other transaction that involves the issuance of Common Stock, if both of the WEDGE designees on the Supervisory Board vote against approval of such transaction at the Supervisory Board level, then WEDGE, in any shareholder vote, is permitted to vote the shares it acquired in connection with the PDM Transaction in the same proportion as the votes of CB&I shareholders, other than WEDGE and First Reserve, who vote upon the transaction.

     Pursuant to the WEDGE Shareholder Agreement, WEDGE has the right to designate two Supervisory Directors (currently Messrs. White and Winfield) so long as it owns at least 17 1/2% of our issued and outstanding shares.

     Under the WEDGE Shareholder Agreement, WEDGE is subject to restrictions on the transfer of its shares, including the restriction that, without our consent, WEDGE may not sell any of its shares to (i) any person or group who is or would be required to file a Schedule 13D under the Securities Exchange Act, (ii) any person or group who would own more than 10% of our voting securities, or (iii) a competitor of the Company. Certain other sales of shares by WEDGE will be subject to our right of first offer. Finally, WEDGE has been granted two demand and unlimited "piggyback" registration rights relating to its shares.

     PDM Shareholder Agreement. Under the PDM Shareholder Agreement, PDM is subject to certain "standstill" provisions which, among other things, (a) prohibit the purchase of additional shares by PDM except for limited investments by PDM affiliates (and to allow PDM to participate in certain transactions approved by the Supervisory Board, such as a stock split, recapitalization or business combination), and (b) prohibit acquisition proposals, proxy solicitations, group formation or encouragement of third parties for takeover purposes. In addition, PDM is subject to restrictions on its voting rights relating to matters presented to our shareholders for vote or approval: PDM is obligated to vote (i) "for" the Supervisory Board nominees recommended by the Supervisory Board and (ii) "for" any proposal recommended by the Supervisory Board and "against" any proposal that is not recommended by the Supervisory Board, with limited exceptions for certain matters as to which PDM has discretionary voting rights.

     As to the 2,040,816 shares currently held by PDM subject to the PDM Shareholder Agreement, transfer restrictions apply to the 1,166,181 shares designated as "LC Shares" and the 874,635 shares designated as "Put Shares". Prior to June 30, 2001 any or all of such shares held by PDM may be (and shall be) transferred by PDM pursuant to any public or private securities transaction arranged or approved by the Company in which the net proceeds available to PDM from such transaction are not less than $17.15 per share and such transaction is on other terms and conditions reasonably acceptable to PDM. Upon a material breach by CB&I (as defined in the Shareholder Agreement), PDM may freely transfer any such shares then held by it pursuant to any lawful method of disposition.

     At any time and from time to time prior to June 28, 2001, the Company has the right to acquire any or all of the shares then held by PDM at a purchase price of $17.15 per share. During the twenty business day period beginning on the earlier to occur of (i) June 30, 2001 or (ii) a material breach by CB&I, PDM has the right to require the Company to purchase any or all of the LC Shares and the Put Shares then held by PDM at a purchase price of $17.15 per share. To the extent the Company does not pay the aggregate purchase price when due, PDM is entitled to recover the unpaid amount by (a) drawing upon a bank letter of credit established in its favor by CB&I for such purpose in the case of the LC Shares, and (b) recovering such amount pursuant to a standby funding agreement with an affiliate of WEDGE in the case of the Put Shares. (The Company will be obligated to fulfill reimbursement obligations to the letter of credit bank and to the WEDGE affiliate to the extent that funds are advanced by either such party on the Company's behalf.) To the extent that at any time PDM has realized net proceeds from the disposition of its shares subject to the PDM Shareholder Agreement equal to or greater than $44,000,000, PDM is obligated to remit the excess proceeds and/or surrender the remaining shares to the Company. (PDM has to date realized $9,000,000 from a repurchase by the Company on March 15, 2001 of 807,356 shares designated as "Excess Shares" under the PDM Shareholder Agreement). To the extent that PDM is still holding any of the shares subject to the Shareholder Agreement on or after June 30, 2001, PDM is entitled to a demand registration right with respect to such shares.

     Each of First Reserve, WEDGE and PDM has made representations and warranties to the Company in its Shareholder Agreement that it has no arrangement, contract, understanding or relationship with any of the other two shareholders with respect to voting power or investment power relating to the Common Stock.

     In the event of a breach by First Reserve, WEDGE or PDM of any "standstill" or other provision in its particular Shareholder Agreement, we and/or our other shareholders may seek injunctive relief. However, as the relief is equitable in nature and at the discretion of the court in which the action is brought, there can be no assurance that the court will grant such relief.

SECURITY OWNERSHIP OF MANAGEMENT OF THE COMPANY

     The following table sets forth certain information regarding the Company's Common Stock beneficially owned on March 1, 2001 by each Supervisory Director and each nominee to be a Supervisory Director, each named executive officer and by all directors and executive officers as a group.

                                                   NUMBER OF        RIGHTS TO    RESTRICTED   PERCENTAGE OF
           NAME OF BENEFICIAL OWNER             SHARES OWNED (1)   ACQUIRE (2)   STOCK (3)     STOCK OWNED
           ------------------------             ----------------   -----------   ----------   -------------
Gerald M. Glenn...............................       37,489          64,000       638,338          3.0%
Stephen P. Crain..............................       15,023          13,675         3,900            *
Stephen M. Duffy..............................       21,499           7,250         1,900            *
Robert B. Jordan..............................       53,873          25,625        19,300            *
Samuel C. Leventry............................        3,462           2,625           700            *
Timothy J. Wiggins............................        6,205          15,375       140,257            *
Robert H. Wolfe...............................       35,647          10,750         2,800            *
Jerry H. Ballengee............................        3,512           3,500            --            *
J. Dennis Bonney..............................        9,000           3,500            --            *
Ben A. Guill..................................           --              --            --            *
J. Charles Jennett............................        2,000           3,500            --            *
Vincent L. Kontny.............................        1,000           3,500            --            *
William E. Macaulay...........................           --              --            --            *
Gary L. Neale.................................        1,000           3,500            --            *
L. Donald Simpson.............................        1,000           3,500            --            *
William H. White..............................      160,553              --            --            *
Marsha C. Williams............................        2,000           3,500            --            *
Michael D. Winfield...........................           --              --            --            *
W.G. "Will" Honeybourne.......................           --              --            --            *
James M. Tidwell..............................           --              --            --            *
All directors, nominees for directors and
  executive officers as a group (20 in
  number).....................................      360,926         167,000       807,195          5.1%

---------------
 *  Beneficially owns less than one percent of the Company's Common Stock.

(1) Includes shares held by immediate family members.

(2) Includes shares that can be acquired through stock options exercised through May 15, 2001, but excludes presently exercisable stock options under the Company's Stock Purchase Plan which will be exercised pursuant to that plan on April 2, 2001.

(3) Includes shares subject to a vesting schedule, forfeiture risk and other restrictions, including restricted stock units for which the participant has voting rights on the underlying stock, and in the cases of Messrs. Glenn and Wiggins, 621,338 shares and 136,157 shares, respectively, to which each has fully vested rights to future delivery of the shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Supervisory Directors, executive officers and persons who own more than 10% of the Common Stock to file initial reports of ownership and reports of changes in ownership of Common Stock (Forms 3, 4 and 5) with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange, Inc. Supervisory Directors, executive officers and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all such forms that they file.

     To the Company's knowledge, based solely on its review of the copies of such reports received by it and on written representations by certain reporting persons that no reports on Form 5 were required, the Company believes that during the fiscal year ended December 31, 2000, its Supervisory Directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements applicable to them, except for Messrs. Glenn, Crain, Duffy, Jordan, Wiggins, Wolfe and Goodrich who did not report in a timely fashion on Form 5 the December 28 vesting of performance shares and payment in the form of restricted stock.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the chief executive officer and our four other most highly compensated executive officers.

                                                                                 LONG TERM COMPENSATION
                                                                            ---------------------------------
                                               ANNUAL COMPENSATION                  AWARDS            PAYOUTS
                                         --------------------------------   -----------------------   -------
              (A)                 (B)      (C)       (D)         (E)                        (G)         (H)         (I)
                                                                               (F)       SECURITIES
                                                                            RESTRICTED   UNDERLYING
                                                             OTHER ANNUAL     STOCK       OPTIONS/     LTIP      ALL OTHER
                                         SALARY     BONUS    COMPENSATION    AWARD(S)       SARS      PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR   ($)(1)    ($)(2)       ($)(3)        ($)(4)     (# SHARES)     ($)        ($)(5)
---------------------------       ----   -------   -------   ------------   ----------   ----------   -------   ------------
Gerald. M Glenn.................  2000   475,000         0          --            --      263,743     386,165       66,000
  Chairman of the Supervisory     1999   441,000   350,000          --       671,875       51,200     258,935       83,157
  Board; President, Chief
  Executive                       1998   420,000   335,000          --            --       51,200     73,935     1,268,993
  Officer and Chairman of
  Chicago Bridge & Iron Company;
  and Managing Director of
  Chicago Bridge & Iron Company
  B.V.
Stephen P. Crain................  2000   225,000         0          --            --       79,413     84,545        26,000
  Vice President -- Global Sales  1999   185,000   100,000      38,135            --       10,600     53,625        22,633
  and Marketing of Chicago        1998   146,000    87,500          --            --        7,400     15,311        15,842
  Bridge & Iron Company and
  Managing Director of Chicago
  Bridge & Iron Company B.V.
Robert B. Jordan................  2000   315,000         0          --            --      118,589     155,380       38,000
  Vice President -- Operations
  of                              1999   300,000   160,000      46,923            --       23,000     104,181       35,200
  Chicago Bridge & Iron
  Company;......................  1998   250,082   140,000          --       275,000       70,500     29,745       121,448
  and Managing Director of
  Chicago Bridge & Iron Company
  B.V.
Timothy J. Wiggins..............  2000   265,200         0          --            --       77,167     93,685        31,416
  Vice President and Chief
  Financial                       1999   255,008   175,000          --            --       12,300     62,816       185,528
  Officer of Chicago Bridge &     1998   242,008   125,000          --            --       12,300     17,932       318,578
  Iron Company; and Managing
  Director of Chicago Bridge &
  Iron Company B.V.
Robert H. Wolfe.................  2000   202,800         0          --            --       67,272     63,980        21,684
  Secretary of the Company;       1999   195,000    68,250          --            --        8,600     42,900        22,021
  Vice President, General
  Counsel                         1998   187,252    65,538          --            --        8,600     12,251       116,668
  and Secretary of Chicago
  Bridge & Iron Company; and
  Secretary of Chicago Bridge &
  Iron Company B.V.

---------------
(1) Salary paid in 1998 for actual period of employment by the Company: Robert
    B. Jordan -- February 9, 1998.

(2) Bonus amounts include payments under the Incentive Plans (See "Organization and Compensation Committee Report on Executive Compensation").

(3) Persons for whom no amount is reported did not receive personal benefits, the value of which exceeded the lesser of $50,000 or 10% of their annual salary and bonus.

(4) Restricted stock awards or units are valued at the closing price on the date of grant. Participants receive dividends on the grants reported in this column. The restricted stock awards granted to Robert B. Jordan in 1998 vests in four equal annual installments starting in September, 1999. The restricted stock awards granted in 2000 vest 50% in February, 2001, 33% in February, 2002 and 17% in February, 2003. The number and value of the aggregate restricted share holdings at the end of the last completed fiscal year, based on the NYSE composite closing price of $17.9375/share on December 31, 2000, for each named executive officer who held such shares are: Gerald M. Glenn, 83,800, $1,503,162; Stephen P. Crain, 7,600, $136,325; Robert B.
    Jordan, 26,100, $468,169; Timothy J. Wiggins, 8,200, $147,087; and Robert H.
    Wolfe, 5,600, $100,450.

(5) The compensation reported for 2000 represents (a) contributions pursuant to the Chicago Bridge & Iron Savings Plan (the "401(k) Plan") allocated to the executive officer's account, and (b) the cost of allocations to each executive officer's account in a benefit restoration plan (described under the caption "Pension and other retirement benefits") for allocations pursuant to the 401(k) Plan which otherwise exceed the maximum limit imposed upon such plan by the Internal Revenue Code of 1986, as amended (the "Code"). For 2000, those two amounts, expressed in the same order identified above, for each named executive officer are as follows: Gerald M. Glenn $13,600, $52,400; Stephen P. Crain $13,600, $12,400; Robert B. Jordan
    $13,600, $24,400; Timothy J. Wiggins $13,600, $17,816; Robert H. Wolfe
    $13,600, $8,084. The compensation reported for 1998 and 1999 includes values of shares of Common Stock reallocated to each named executive officer resulting from forfeitures of other Participants in the Management Plan (as described below). With respect to Timothy J. Wiggins, the compensation reported for 1999 also includes $150,000 paid to him pursuant to an agreement whereby his receipt of Management Plan Shares would be deferred.

MANAGEMENT PLAN

     At the time of the initial public offering of the Common Stock by Praxair in March, 1997 ( the "IPO"), we established the Management Plan and made a contribution to the Management Plan in the form of 925,670 shares allocated as restricted stock among approximately 52 key management employees. Restrictions on the Management Plan shares lapsed as to one participant on January 1, 1999, and as to all other participants except Messrs. Glenn and Wiggins on March 27, 2000. Distribution of benefits to Messrs. Glenn and Wiggins is generally scheduled to occur on the earlier of termination of employment, April 1, 2002 or a "Change of Control".

EMPLOYEE STOCK PURCHASE PLAN

     The Company has adopted a broad-based employee stock purchase plan (the "Stock Purchase Plan") intended to qualify under Section 423 of the Code. Pursuant to the Stock Purchase Plan, each employee, including executive officers, electing to participate is granted an option to purchase shares on a specified future date at 85% of the fair market value of such shares on the date of purchase. During specified periods preceding such purchase date, a percentage of each participating employee's after-tax pay is withheld and used to purchase as many shares as such funds allow at the discounted purchase price.

LONG-TERM COMPENSATION

     The Company's subsidiary, Chicago Bridge & Iron Company, a Delaware corporation ("Chicago Bridge"), has adopted the Chicago Bridge & Iron 1997 Long-Term Incentive Plan (the "1997 Incentive Plan") and the Chicago Bridge & Iron 1999 Long-Term Incentive Plan (the "1999 Incentive Plan" and, together with the 1997 Incentive Plan, the "Incentive Plans"). The Incentive Plans are so-called "omnibus" plans which provide long-term compensation in the form of: non-qualified options to purchase shares; qualified "incentive" options to purchase shares; restricted shares; restricted stock units; "performance shares" paying out a variable number of shares depending on goal achievement; and "performance units," which involve cash payments based on either the value of the shares or appreciation in the price of the shares upon achievement of specific financial goals.

OPTIONS AND STOCK APPRECIATION RIGHTS

     The following tables summarize option grants and exercises pursuant to the Incentive Plans during the fiscal year 2000 to and by the executive officers named in the Summary Compensation Table above (the "named executive officers"), and the value of the options held by such persons at the end of fiscal 2000.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                    GRANT VALUE
                                        INDIVIDUAL GRANTS                                               DATE
-------------------------------------------------------------------------------------------------   ------------
               (A)                      (B)                (C)               (D)          (E)           (F)
                                     NUMBER OF
                                    SECURITIES
                                    UNDERLYING     % OF TOTAL OPTIONS/
                                   OPTIONS/SARS      SARS GRANTED TO     EXERCISE OR                 GRANT DATE
                                      GRANTED      EMPLOYEES IN FISCAL   BASE PRICE    EXPIRATION     PRESENT
              NAME                 (# SHARES)(1)          YEAR            ($/SHARE)       DATE      VALUE ($)(2)
              ----                 -------------   -------------------   -----------   ----------   ------------
Gerald M. Glenn..................       6,277              0.6%             16.00       2/10/10          42,620
Gerald M. Glenn..................      51,200              4.7%             16.00       5/15/10         351,744
Gerald M. Glenn..................     206,266             19.1%           16.6875      12/28/10       1,369,606
Stephen P. Crain.................       1,300              0.1%             16.00       2/10/10           8,827
Stephen P. Crain.................      12,300              1.1%             16.00       5/15/10          84,501
Stephen P. Crain.................       2,469              0.2%             16.50       3/27/10          17,110
Stephen P. Crain.................      63,344              5.9%           16.6875      12/28/10         420,604
Robert B. Jordan.................       2,526              0.2%             16.00       2/10/10          17,151
Robert B. Jordan.................      20,500              1.9%             16.00       5/15/10         140,835
Robert B. Jordan.................       2,500              0.2%             16.25       9/10/10          16,900
Robert B. Jordan.................      93,063              8.6%           16.6875      12/28/10         617,938
Timothy J. Wiggins...............       1,523              0.1%             16.00       2/10/10          10,341
Timothy J. Wiggins...............      12,300              1.1%             16.00       5/15/10          84,501
Timothy J. Wiggins...............      63,344              5.9%           16.6875      12/28/10         420,604
Robert H. Wolfe..................       1,040              0.1%             16.00       2/10/10           7,061
Robert H. Wolfe..................       8,600              0.8%             16.00       5/15/10          59,082
Robert H. Wolfe..................      18,154              1.7%             16.50       3/27/10         125,807
Robert H. Wolfe..................      39,478              3.7%           16.6875      12/28/10         262,134

---------------
(1) All options were granted at market value. Each option will terminate and cease to be exercisable if the Participant's employment with the Company terminates for any reason other than death, retirement, disability or dismissal for the convenience of the Company (other than involuntary termination of employment for willful misconduct or gross negligence). The options which expire February 10, 2010 vest on February 10, 2007, but may vest on February 10, 2003 if the holder has held continuously until such date certain shares of stock awarded as performance shares. The options which expire on March 27, 2010 vest on March 27, 2007, but may vest on March 27, 2003 if the holders has held continuously until such date certain shares of stock granted under the Management Plan, but for which restrictions have lapsed. The options which expire on May 15, 2010 vest in four equal annual installments beginning May 15, 2001. The options which expire September 10, 2010 vest on September 10, 2007 but may vest September 10, 2003 if the holder has held continuously until such date certain shares of stock granted as restricted stock but for which the restrictions have lapsed. The options which expire December 28, 2010 vest on December 28, 2003.

(2) The estimated grant date present value reflected in the previous table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the previous table include the following:

        Exercise prices on the options of $16.00, $16.50, $16.00, $16.25, and $16.6875 for the February 10, March 27, May 15, September 10, and December 28 grants, respectively, equal to the fair market value of the underlying stock on the date of grant.

        An option term of ten years on all grants.

        Interest rates of 6.52, 6.26, 6.44, 5.80, and 6.03 percent that represent the interest rate on a U.S. Treasury security on the dates of grant with a maturity date corresponding to that of the option terms.

        Volatilities of 42.69, 42.03, 42.00, 42.92, and 41.85 percent calculated using daily stock prices for the three-year period prior to the grant dates.

        Dividends at the rate of $0.24 per share representing the annualized dividends paid with respect to a share of common stock at the dates of each option grant.

        Reductions of approximately 11.53 percent for the February 10, March 27, September 10, and December 28 grants and approximately 9.61 percent for the May 15 grant to reflect the probability of forfeiture due to termination prior to vesting, and approximately 9.11, 9.14, 9.33, 9.02, and 12.64 percent for the February 10, March 27, May 15, September 10, and December 28 grants, respectively, to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.

     The ultimate values of the options will depend on the future market price of the Company's stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's Common Stock over the exercise price on the date the option is exercised.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

               (A)                        (B)             (C)                (D)                    (E)
                                                                     NUMBER OF SECURITIES
                                                                          UNDERLYING        VALUE OF UNEXERCISED
                                                                         UNEXERCISED            IN-THE-MONEY
                                                                       OPTIONS/SARS AT        OPTIONS/SARS AT
                                                                          FY-END (#)             FY-END ($)
                                    SHARES ACQUIRED      VALUE           EXERCISABLE/           EXERCISABLE/
               NAME                 ON EXERCISE (#)   REALIZED ($)      UNEXERCISABLE        UNEXERCISABLE (1)
               ----                 ---------------   ------------   --------------------   --------------------
Gerald M. Glenn...................         0               NA           38,400/419,837        184,800/677,277
Stephen P. Crain..................         0               NA             7,950/99,374         38,259/172,854
Robert B. Jordan..................         0               NA           15,375/196,714         73,992/446,469
Timothy J. Wiggins................         0               NA            9,225/114,031         44,395/179,964
Robert H. Wolfe...................         0               NA             6,450/95,116         31,040/145,864

---------------
(1) Value is based on the NYSE composite closing price of $17.9375 per share on December 31, 2000.

INCENTIVE PLANS -- PERFORMANCE SHARE AWARDS IN LAST FISCAL YEAR

     In 2000, under the Incentive Plans, target awards were allocated one-third for each year beginning in the fiscal year 2000. Target awards are subject to adjustment based upon measurement of earnings per share for each fiscal year in which the measurement of performance is made.

                                                                                ESTIMATED FUTURE PAYOUTS
                                                                                     UNDER NON-STOCK
                                                                                    PRICE-BASED PLANS
                                                                             -------------------------------
                    (A)                                           (C)           (D)        (E)        (F)
                                                   (B)        PERFORMANCE
                                                NUMBER OF       OR OTHER
                                              SHARES, UNITS   PERIOD UNTIL
                                                OR OTHER       MATURATION    THRESHOLD    TARGET    MAXIMUM
                    NAME                       RIGHTS (#)      OR PAYOUT     ($ OR #)    ($ OR #)   ($ OR #)
                    ----                      -------------   ------------   ---------   --------   --------
Gerald M. Glenn.............................     16,900           2000         2,816      5,633      8,450
                                                                  2001         2,816      5,633      8,450
                                                                  2002         2,816      5,634      8,450
Stephen P. Crain............................      4,100           2000           683      1,366      2,050
                                                                  2001           683      1,366      2,050
                                                                  2002           683      1,366      2,050
Robert B. Jordan............................      6,800           2000         1,133      2,266      3,400
                                                                  2001         1,133      2,266      3,400
                                                                  2002         1,133      2,267      3,400
Timothy J. Wiggins..........................      4,100           2000           683      1,366      2,050
                                                                  2001           683      1,366      2,050
                                                                  2002           683      1,366      2,050
Robert H. Wolfe.............................      2,800           2000           466        933      1,400
                                                                  2001           466        933      1,400
                                                                  2002           466        933      1,400

     Actual performance against the performance goal for the fiscal year ended December 31, 2000 has been determined and the stock earned has been allocated. ("See Summary Compensation Table -- LTIP -- Payouts").

PENSION AND OTHER RETIREMENT BENEFITS

     Effective January 1, 1997, the Company adopted the Chicago Bridge & Iron Savings Plan (the "401(k) Plan"), a tax qualified defined contribution pension plan for eligible employees, including, but not limited to, the named executive officers. Such plan consists of a typical voluntary pretax salary deferral feature under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"); a dollar-for-dollar Company matching contribution applicable to such employee deferrals up to 3% of a participating employee's considered earnings; a basic additional Company contribution of 5% of each participating employee's considered earnings; and an additional discretionary Company profit-sharing contribution. The 401(k) Plan provides that the Company may, at the discretion of management, make certain of its matching contributions or additional discretionary profit sharing contributions in a uniform manner in the form of either cash or shares.

     The 401(k) Plan substantially replaced the CBI 401(k) Pay Deferral Plan and CBI Pension Plan, each adopted by the Company's former parent, CBI Industries, Inc. The CBI Pension Plan (the "Pension Plan") was non-contributory and covered substantially all salaried employees and certain hourly employees of the Company and its participating subsidiaries. Since December 31, 1996, no employees of the Company participated in the Pension Plan who were not already participants as of December 31, 1996. No further benefits accrue under the provisions of the Pension Plan's normal benefit formulas for employees participating as of December 31, 1996. Instead, benefits accrued as of that date were computed and increased at a rate of 5% per year (not compounded) or fraction thereof of continuing service, to a maximum of three additional years. The December 31, 1996 accrued pension benefit was based on credited service and average earnings over the high three consecutive year period and is subject to an offset adjustment for each individual for primary social security benefits and a portion of the value of benefits under the terminated CBI Salaried Employee Stock Ownership Plan (1987) previously sponsored by CBI Industries, Inc. The estimated annual benefit payable upon retirement at normal retirement age for Stephen P. Crain, the only executive officer who participates in the plan, is $16,673.

     The Code limited the compensation used to determine benefits under the 401(k) Plan to $170,000 for 2000. Chicago Bridge adopted the Chicago Bridge & Iron Company Excess Benefit Plan through which it contributes benefits which would be paid under the 401(k) Plan in the absence of the IRS limit. Such contributions are paid into a trust, with an independent trustee, established for this purpose.

TERMINATION AND EMPLOYMENT AGREEMENTS

     Messrs. Crain, Jordan, Wiggins and Wolfe had Change of Control severance agreements with the Company, each providing that, in the event of certain terminations of their respective employment with the Company (other than by reason of the employee's willful misconduct or gross negligence) or a significant reduction in their respective responsibilities, salary or benefits or a substantive change in the respective location of their employment, within the two-year period following a "Change of Control" of the Company, each will receive a special lump-sum payment following separation. A "Change of Control" was defined as, among other things, the acquisition by any person of 25% or more of the total voting power of the Company.

     On September 7, 2000 the Organization and Compensation Committee authorized the Company to enter into new change of control severance agreements with Messrs. Crain, Jordan, Wiggins and Wolfe and a change of control severance agreement on similar terms with Mr. Glenn. Each agreement provides that upon the executive's termination of employment with the Company by the Company without "cause," or by the executive with "good reason," within three years following a "Change of Control," the executive will be entitled to a lump sum payment of three times the sum of his annual base salary plus target bonus. The executive will also be entitled to a continuation of medical and other benefits for a three-year period after termination of employment, payment of deferred compensation (to the extent not paid upon the "Change of Control"), payment of unvested plan benefits, and Company-provided outplacement services.

     In addition, upon a "Change of Control," the executive will be entitled to preservation of salary, bonus, retirement, welfare and fringe benefits at levels not less than immediately before the "Change of Control," and will generally be entitled to receive upon the "Change of Control," without regard to termination of employment, a payment of minimum pro-rata target bonus, vesting in options, restricted stock and performance shares, and an immediate lump sum cash payment of the value of all performance shares assuming achievement of target performance goals.

     The agreements provide that the Company will pay an amount necessary to reimburse each employee, on an after-tax basis, for any excise tax due under
Section 4999 of the Code as a result of such payment being treated as a "parachute payment" under Section 280G of the Code. The Company will also reimburse the executive's costs incurred to obtain benefits under the agreements as long as the executive had a reasonable basis for the action or was acting in good faith. The Company must maintain a letter of credit and escrow in force to secure this obligation for legal fee reimbursement. The agreements impose a confidentiality obligation on each executive during employment and after termination of employment, and subjects the executive to a noncompetition covenant during employment and for one year following termination (regardless whether there is a "Change of Control").

     For purposes of these agreements, "cause" includes conviction of a felony or of a crime involving moral turpitude, or willful misconduct or breach of the agreement that results in material financial detriment to the Company, but cause does not include negligence, actions taken in good faith, actions indemnifiable by the Company, or know to the Company for more than a year before the purported termination. "Good reason" for termination generally includes any adverse changes in the executive's duties, title, reporting requirements or responsibilities; failure by the Company to provide the compensation bonus and other payments and plan and fringe benefits and perquisites contemplated by the agreement; and relocation without consent to an office more than 50 miles from the executive's current office. However, with respect to the "Change of Control" occurring upon consummation of the HBI Transaction, the PDM Transaction and subsequent related share transfers, "good reason" does not include failure to provide minimum bonus but only failure to provide minimum bonus opportunity, and does not include failure to provide each plan and fringe benefit and perquisite but only benefits and perquisites of equivalent value in the aggregate. For Mr. Glenn, "good reason" includes his resignation for any reason during a 60-day period beginning 30 days after the closing of a "Major Change of Control." The HBI Transaction, the PDM Transaction and subsequent related share transfers were not a "Major Change of Control" for such purpose. In all other respects, Mr. Glenn's agreement is identical to that of the other executive officers.

     Under the new Agreements, "Change of Control" generally is defined as the acquisition by any person or group of 25% (50% to be a "Major" change) or more of the beneficial interest in the equity of the Company; failure of the current Supervisory Board (and members nominated by at least 75% of the then-current Supervisory Board members) to comprise at least 50% of the Supervisory Board; Supervisory Board or shareholder approval of a merger or reorganization or consolidation resulting in less than 75% (50% to be a "Major" change) continuing ownership by the pre-merger shareholders; or Supervisory Board or shareholder approval of any transaction as a result of which the Company does not own at least 70% of Chicago Bridge, or Chicago Bridge does not own at least 75% of its subsidiary, Chicago Bridge & Iron Company (Delaware). A "Change of Control" also includes the failure of WEDGE or First Reserve to comply with their respective Shareholder Agreements, or collective ownership by WEDGE and First Reserve of more than 66.5% of the equity of the Company.

     At the time of their initial employment, the Company entered into employment arrangements with Messrs. Glenn, Jordan, Wiggins and Wolfe to serve the Company as President and Chief Executive Officer, Vice
President -- Operations, Vice President -- Treasurer and Chief Financial Officer, and Vice President -- General Counsel and Secretary. Pursuant to these arrangements, Mr. Glenn's base salary was $400,000 per year, Mr. Jordan's base salary was $265,000 per year, Mr. Wiggin's base salary was $220,000 per year and Mr. Wolfe's base salary was $175,000 per year. Such arrangements do not establish any required term of employment, but provide for, among other things, participation in Company bonus and incentive compensation programs and change of control benefits that are now represented by the arrangements described above.

COMPENSATION OF DIRECTORS

     Supervisory Directors who are not employees of the Company receive an annual retainer of $22,000, paid in quarterly installments, $1,500 for attendance at each Supervisory Board meeting, and an annual grant of options, which vest after one year, to purchase 2000 shares at an exercise price equal to the fair market value of the shares at the time of the grant. Supervisory Directors who are chairpersons of Supervisory Board committees receive an additional annual retainer of $3,000. Those who serve on Supervisory Board committees received $1,000 for each committee meeting attended. Supervisory Directors may elect to receive their compensation in Common Stock and may elect to defer their compensation. In addition, a Supervisory Director may direct that up to 8% of his or her director's fees be applied to purchase shares at 85% of the closing price per share on the New York Stock Exchange, Inc. on the first trading day following the end of each calendar quarter. Shares are delivered either at the time of purchase or at a specified future date. Supervisory Directors who are full-time employees of the Company receive no compensation for serving as Supervisory Directors.

                    ORGANIZATION AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

TO OUR SHAREHOLDERS

COMMITTEE ROLE IN OVERSEEING EXECUTIVE COMPENSATION POLICY

     The Company's Organization & Compensation Committee (the "Committee") consists of four members of the Supervisory Board of the Company (the directors of the Company elected by its public shareholders). None of the Committee's members are current or former employees of the Company or have any "interlocking" relationships for purposes of the proxy disclosure rules(1) of the United States Securities and Exchange Commission (SEC).

     A primary role of the Committee is to determine and oversee the administration of compensation for the Company's executive officers. The Committee approves the design of, assesses the effectiveness of, and administers, reviews and approves all salary arrangements and other remuneration for executive officers. The Committee evaluates executive performance in reviewing and approving executive compensation.

     The Committee made certain compensation decisions for the Company's 2000 fiscal year as described below.

COMPENSATION PHILOSOPHY

     The Company is committed to increasing shareholder value by growing its business in the global marketplace. The Committee seeks to ensure that the Company's compensation policies and practices are used effectively to support the achievement of the Company's short- and long-term business objectives.

     The Company's overall compensation philosophy is to remain competitive with comparable companies while focusing on performance-based compensation. This philosophy is premised on the fact that the Company must compete with a wide variety of construction, engineering, heavy industrial and related firms in order to attract and develop a pool of talented employees. The philosophy also acknowledges the need to focus employees on the Company's financial performance. The Company's compensation philosophy includes the following factors:

          - Programs that will attract new talent and retain key people;

          - Competitive pay with significant focus on incentive compensation;

          - Equity compensation for top managers to motivate value creation for all shareholders; and

          - Plans with a higher percentage of pay "at-risk" (based on performance) than typical marketplace practices.

     In evaluating competitive practices, the Company considers competitive market data provided by an independent compensation consultant, Hewitt Associates LLC of Lincolnshire, Illinois. The data provided compares the Company's compensation practices to a group of "comparator" companies. These are companies that tend to have national and international business operations and lines of business, and also include companies operating in the same geographic areas and competing for management employees in the same areas of expertise as the Company. The Committee reviews and approves the selection of comparator companies based on its assessment of the comparability of the above factors. In 2000, the Committee reviewed the selection of comparator companies in light of the above factors.

     The companies chosen for the comparator group used for compensation purposes generally are not the same companies which comprise the peer group index in the Performance Graph included in this Proxy Statement. Considering the factors described above, the Committee believes that the Company's most direct

---------------

1 The relevant SEC rule, Item 402(j) or Regulation S-K, does not define the term "interlocking relationship."

competitors for executive talent are not necessarily all of the companies that would be included in a peer group established for comparing shareholder returns.

     The four key elements of the Company's executive compensation are base salary, annual incentives, long-term incentives, and benefits. These key elements are addressed separately below. In determining compensation, the Committee considers all elements of an executive officer's total compensation package.

BASE SALARIES

     The Committee regularly reviews each executive officer's base salary. Base salaries for executive officers are initially determined by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, internal equity within the Company, and external pay practices.

     Base salaries provide the underlying level of compensation security to executives and allow the Company to attract competent executive talent and maintain a stable management team. Base salaries also allow executives to be rewarded for individual performance based on the Company's evaluation process. Base salary increases for individual performance reward executives for achieving goals that may not be immediately evident in common financial measurements.

     Individual performance is evaluated based on sustained levels of individual contribution to the Company. When evaluating individual performance, the Committee considers the executive's efforts in promoting Company values; safety; continuing educational and management training; improving quality; developing relationships with clients, suppliers, and employees; demonstrating leadership abilities among coworkers; and other goals.

     Base salaries are targeted at approximately the 50th percentile of the compensation data supplied by Hewitt on the comparator companies. Overall, executive salaries were increased in 2000 at a rate comparable to the increases provided at other companies and are near median market levels. Salaries of individual executives may be greater or less than the median of salaries of their counterparts at comparator companies, due to differences in individual performance, experience and knowledge, and the Committee's comparison of the responsibilities of the position at the Company with the responsibilities of similar positions at comparator companies.

     In 2000, Mr. Glenn received an increase in his rate of base salary to $475,000 per year, or an increase of 7.7% from his 1999 base rate of $441,000 per year. This increase was based on an evaluation of Mr. Glenn's performance, considered in light of the above described factors and individual performance goals set for him by the Committee. He actually received total base salary
payments of $475,000, as reflected in the Summary Compensation Table on page   .

ANNUAL INCENTIVES

     The Company adopted an Incentive Compensation Plan (the "Bonus Plan") which took effect in fiscal 1997, and was revised in 1999. The Bonus Plan is an annual short-term cash incentive plan covering a group consisting of the executive officers of the Company and its principal operating subsidiaries, and other designated key management employees. The Bonus Plan is based on the annual operating plan of the Company, arrived at as a result of discussion and analysis of the business plans within the major divisions of the Company. Payment of bonuses is based on attaining specific corporate-wide financial and non-financial goals approved by the Committee, and other factors described below, and is payable following the end of the fiscal year. The goals will be set from year to year, at the beginning of each year (subject to modifications relating to extraordinary events), upon management's recommendation and approval by the Committee.

     For 2000, under the Bonus Plan, a target bonus, generally expressed as a percent of salary, was established for each participating employee at the beginning of the year based on position, responsibilities and grade level. The bonus could be earned from three sources: achievement of the corporate goals, achievement of a participant's designated business unit performance goals (if applicable), and achievement of individual performance goals. Each of these sources consisted of a total bonus "pool," an amount that could range from zero to 200% of the aggregate of all participants' target amounts for that source. The total pool for achievement of the corporate goals was approved by the Committee, and the respective pools for business unit and individual performance were determined by Company management. A percentage of individual target bonus opportunity was allocated to each bonus source as appropriate. The CEO's individual performance bonus, if any, is determined by the Committee. The Committee has discretion to reduce any bonus otherwise determined pursuant to the Bonus Plan.

     For fiscal 2000, none of Mr. Glenn or the Company's other executive officers received a cash bonus pursuant to the Bonus Plan.

LONG-TERM INCENTIVES

     In keeping with the Company's commitment to provide a total compensation package that favors at-risk components of pay, long-term incentives comprise a significant portion of an executive's total compensation package. The Committee's objective is to provide executives with long-term incentive award opportunities that are at or above the median of comparator companies, with the actual realization of the opportunity dependent on the degree of achieving the performance or other conditions of the award. As a key element of this objective, it is the desire of the Committee to encourage continued executive ownership of incentive award stock in order to align their long-term interests with those of other shareholders.

     Long-term incentives are provided pursuant to the Company's Long-Term Incentive Plan ("Incentive Plan"). The Company adopted its original Incentive Plan in 1997. The Company adopted a new Incentive Plan in 1999 which was approved by the shareholders in 1999. Amendments to the 1999 Incentive Plan were adopted by the Company and approved by the shareholders in 2000. When awarding long-term incentives, the Committee considers executives' levels of responsibility, prior experience, historical award data, various performance criteria, and compensation practices at comparator companies. The long-term incentives awarded in 2000 were: non-qualified stock options, Performance Shares, and Restricted Stock Units.

     Stock options are granted under the Incentive Plan at an option price not less than the fair market value of the Common Stock on the date of grant. Accordingly, stock options generally have value only if the stock price appreciates from the date the options are granted. This design focuses executives on the creation of shareholder value over the long term, identification with shareholders' interests, and encourages equity ownership in the Company. In May 2000 the Company granted annual awards of stock options to senior executives under the Incentive Plan. These awards become exercisable beginning May 15, 2001, at a rate of 25% of such options on such date, and an additional 25% on May 15 of each of the following three years.

     In order to provide employees with an incentive to retain ownership of vested shares acquired from prior Performance Share or Restricted Stock grants, the Committee approved in 1999 a program, pursuant to the Incentive Plan, to grant non-qualified stock options ("Retention Options") upon the vesting of Performance Shares or Restricted Stock Shares. Retention Options granted in 2000 vest and become exercisable on the seventh anniversary of date of grant. However, this vesting and exercisability is accelerated to the third anniversary of date of grant, if the participant still retains ownership of 100% of the vested shares in connection with which the Retention Options have been awarded.

     Performance Shares are granted under the Incentive Plan subject to specific Company performance goals set by the Committee and made a part of each participant's grant, to be achieved over a defined Performance Period, and which determine the number of Performance Shares actually to be earned and issued to a participant. Accordingly, Performance Shares are issued and the award has value only to the extent the performance goals are achieved. Performance goals are generally set to achieve the same objectives of creation of long-term shareholder value as in the case of stock options, with an additional focus on the specific performance goal utilized.

     During 2000, participants were granted a "target" number of Performance Shares to be earned based on the compound growth of Company earnings per share
(EPS) as compared to fiscal year 1997 results, at a rate of one-third of the total target for each of fiscal years 2000, 2001 and 2002. Such target Performance Shares, or a portion thereof ranging from a minimum of 0% to a maximum of 150% of such target, were initially scheduled to be earned for each of such fiscal years if the compound growth in EPS fell in a specified range.

Thereafter in 2000 the Company acquired all of the ownership interests in Howe-Baker International, L.L.C. (the "HBI Transaction"). In light of the HBI Transaction, including the effect of the HBI Transaction as a "Change of Control" triggering vesting and payment of existing awards, and in consideration of the executive's waiver of such "Change of Control" treatment for Performance Share and other awards, the Committee approved the conversion of then-outstanding Performance Shares to time-vested Restricted Stock on the basis of target performance. Such restricted stock becomes vested at the end of the originally-scheduled performance period, subject to earlier vesting if the executive's employment terminates before that date due to retirement, death, disability, or termination by the Company for a reason other than cause.

     Restricted Stock may be provided as Restricted Stock Shares or Restricted Stock Units. Restricted Stock Units are bookkeeping units kept on the books of the Company, each of which, upon award to a participant, represents the right of the participant to receive a share of Common Stock in the future upon the lapse of restrictions subject to conditions set by the Committee. Restricted Stock is awarded as an incentive for retention and performance of both newly-hired and continuing key managers. Such award is subject to forfeiture during the period of restrictions prior to vesting. Upon vesting, Restricted Stock becomes unrestricted, and a participant is issued one share of unrestricted Common Stock for each unit or share of Restricted Stock vested. During the period of restriction, participants are paid cash amounts corresponding to the time and amount of actual dividends paid on outstanding shares of Common Stock. No executive officers received awards of Restricted Stock in 2000 other than by conversion of Performance Shares as described above. However, the Committee will make an award of 7,393 shares of Restricted Stock to Mr. Glenn, and proportional awards to other executive officers, in 2001, in light of their accomplishment of the Company's strategic acquisition objectives in 2000 and 2001. Awards of Restricted Stock Units made in 2000 to other management employees, subject to other conditions of forfeiture, will vest at a rate of 25% of the number of Units awarded on each of the first four anniversaries of the date of award.

     In light of the HBI Transaction, in order to provide options whose base for stock price appreciation reflects the HBI Transaction, and to give its senior executives an incentive to maximize the Company's potential for long-term growth resulting from the HBI Transaction, the Committee approved effective December 28, 2000 (when the HBI Transaction became effective), a single one-time grant of options to senior executives, all of whom had also agreed to forego certain "Change of Control" benefits they would otherwise receive as a result of the HBI Transaction. This single one-time award was based on providing options having a modified Black Scholes value that is approximately equivalent, for each senior executive, to the dollar value of long-term incentive award values which he or she would otherwise have been awarded in 2000, 2001, and 2002, less the value of Incentive Plan awards already made to the executive in calendar year 2000. Previous stock option awards to, and stock currently held by, these executives were not material factors in determining the scope of this single one-time grant. Stock options granted under this single one-time award become exercisable December 28, 2003; subject to proportional vesting and exercisability if the executive's employment terminates before that date due to retirement, death, disability, or termination by the Company for a reason other than cause. In setting the appropriate award level for this single one-time grant of options, the Committee received and considered reports on competitive market data provided by Hewitt and reports on change-in-control and equity award practices and compensation issues provided by independent compensation consultant Arthur Anderson LLP of Chicago, Illinois.

     In 2000, Mr. Glenn was granted Retention Options upon the vesting of performance shares to purchase 6,277 shares with an exercise price of $16.000 and as part of the annual award of stock options a grant of options to purchase 51,200 shares with an exercise price of $16.000 under the 1999 Incentive Plan. As part of the single one-time award of stock options described above, and as detailed in the table on page 14, Mr. Glenn was granted options to purchase 206,266 shares with an exercise price of $16.6875 under the 1997 and 1999 Incentive Plans. Mr. Glenn also received in 2000 a target award of 16,900 Performance Shares, which were thereafter converted to Restricted Stock in accordance with the conditions described above, as detailed in the table on page
16. Taking into account the fact the single one-time award of stock options represents the balance of three years of incentive compensation award values, the Committee believes the size and estimated value of the foregoing grants and awards is slightly above the median of comparator companies.

Mr. Glenn currently owns or has beneficial ownership of 675,827 shares of the
Common Stock, as shown on page   . This equity interest provides an appropriate
link to the interests of shareholders.

BENEFITS

     In general, benefits provide a safety net of protection against financial catastrophes that can result from illness, disability, or death. The benefits offered by the Company to key executives are generally those offered to the general employee population with some variation to promote replacement of
benefit opportunities lost to regulatory limits, as discussed on page   . Data
provided to the Committee under a study conducted for it by Hewitt Associates LLC indicates that the nature and value of the benefits being so provided by the Company are competitive and in line with those offered by the comparator companies and those within the Company's industry.

INTERNAL REVENUE CODE 162(m) CONSIDERATIONS

     Section 162(m) of the Code provides that compensation in excess of $1,000,000 annually for any of the five most highly-paid executive officers will not be deductible for purposes of U.S. corporate income taxes unless it is "performance-based" compensation and is paid pursuant to a plan meeting certain requirements of the Code. The Committee's primary obligation is to promote, recognize and reward performance which increases shareholder value, and accordingly will continue to rely on performance-based compensation programs which are designed to achieve that goal. The Committee believes that all compensation paid in respect of 2000 and earlier years was deductible, primarily because the aggregate amount of such compensation for each executive officer was below the $1 million threshold under Section 162(m). The Company's Incentive Compensation Program and 1999 Long-Term Incentive Plan approved by shareholders in 1999 were designed in a form that payments under such plans would qualify as deductible performance-based compensation. Certain compensation paid in 2000 and in future years pursuant to the Company's prior Bonus Plan and Long-Term Incentive Plan may not be deductible to the extent such compensation causes the $1,000,000 threshold to be exceeded for any of Company's five highest paid executive officers. The Committee intends to give appropriate consideration to the requirements of Section 162(m) in the operation of the Plan and Program, but will also exercise its discretion to determine, according to the best overall interests of the Company, whether to satisfy such requirements.

CONCLUSION

     The Committee believes these executive compensation policies and programs serve the interests of shareholders and the Company effectively. The various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future success, thereby enhancing the value of the Company for the shareholders' benefit.

     We will continue to monitor the effectiveness of the Company's total compensation program to meet the current needs of the Company.

Vincent L. Kontny (Chairman)
J. Dennis Bonney
Gary L. Neale
William H. White

                            STOCK PERFORMANCE CHART

     The Stock Performance Chart below shall not be deemed incorporated by reference by a general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Exchange Act except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts. There can be no assurance that the Common Stock performance will continue into the future with the same or similar trends depicted in the graph below. The Company will not make or endorse any predictions as to future performance of the Common Stock.

     The chart below compares the cumulative total shareholder return on the Common Stock from the date of the IPO to the end of the last fiscal year with the cumulative total return on the Dow Jones Heavy Construction Industry Index ("Peer Group Index") and the Russell 2000 Index for the same period. The comparison assumes $100 was invested in the Common Stock, the Peer Group Index and the Russell 2000 Index on March 27, 1997, and reinvestment of all dividends.

                          COMPARISON OF TOTAL RETURNS

         VALUE FOR EACH ONE HUNDRED DOLLARS INVESTED ON MARCH 27, 1997
           (GAINS IN STOCK PRICE, DIVIDENDS AND REINVESTED DIVIDENDS)

                              [PERFORMANCE GRAPH]

-----------------------------------------------------------------------------------------------------------------
                                          03/27/97       12/31/97       12/31/98       12/31/99       12/31/00
-----------------------------------------------------------------------------------------------------------------
 Chicago Bridge & Iron Company N.V.       $100.00        $ 91.14        $ 69.59        $ 80.06        $105.99
 Peer Group Index                         $100.00        $ 83.28        $ 86.74        $ 81.47        $ 95.41
 Russell 2000 Index                       $100.00        $129.01        $125.40        $149.96        $143.49

                                     ITEM 2

                          ADOPTION OF ANNUAL ACCOUNTS

     At the Annual Meeting, the shareholders will be asked to authorize the preparation of the annual accounts and annual report in the English language and to adopt the Dutch Statutory Annual Accounts of the Company for the fiscal year ended December 31, 2000 (the "Annual Accounts"), as required under Dutch law and the Articles of Association.

     The Annual Accounts are prepared in accordance with Dutch law and International Accounting Standards ("IAS"). However, the Annual Accounts are substantially similar to the financial statements contained in the Company's 2000 Annual Report to Shareholders (the "Annual Report") accompanying this Proxy Statement, which were prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). The Annual Accounts contain certain disclosures not required under U.S. GAAP. In addition, the Management Report required by Dutch law, although substantially similar to the Management's Discussion and Analysis of Results of Operations and Financial Condition included in the Annual Report, also contains information included in the Company's Annual Report on Form 10-K and other information required by Dutch law.

     Under the Articles of Association, adoption of the Annual Accounts by the general meeting of shareholders discharges the members of the Management Board and the Supervisory Board from liability in respect of the exercise of their duties during the financial year concerned, unless an explicit reservation is made by the Annual Meeting and without prejudice to the provisions of the law of The Netherlands relating to liability upon bankruptcy. This discharge from liability does not extend to matters not disclosed to shareholders.

     The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt the Annual Accounts.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE ANNUAL ACCOUNTS, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 3

                           DISTRIBUTION FROM PROFITS

     The Articles of Association provide that the general meeting of shareholders may, with certain restrictions, resolve to make distributions at the expense of profits. As permitted under the Articles of Association, interim dividends were paid in 2000 on March 30, June 30, September 30 and December 30 ("interim dividends").

     It is proposed that the shareholders resolve on the distribution of 2000 profits in the amount of $0.24 per share, previously paid as interim dividends and transfer the balance of the profits to retained earnings.

     The affirmative vote of a majority of the votes cast at the Annual Meeting is required to resolve on the distribution from profits.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE DISTRIBUTION FROM PROFITS EQUAL TO INTERIM DIVIDENDS, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 4

     EXTENSION OF AUTHORITY OF MANAGEMENT BOARD TO REPURCHASE UP TO 30% OF
        THE ISSUED SHARE CAPITAL OF THE COMPANY UNTIL NOVEMBER 10, 2002

     Under Dutch law and the Articles of Association, the Management Board may, with the prior approval of the Supervisory Board, and subject to certain Dutch statutory provisions, be authorized to repurchase issued shares on behalf of the Company in amounts, at prices and in the manner authorized by the general meeting of shareholders. Adoption of this proposal will allow the Company to have the flexibility to repurchase its shares without the expense of calling special shareholder meetings. Such authorization may not continue for more than 18 months, but may be given on an annual rolling basis. At the 2000 Annual Meeting, the general meeting of shareholders authorized the Management Board to repurchase up to 30% of the Company's issued share capital on behalf of the Company in open market purchases, through privately negotiated transactions, or by means of a self-tender offer or offers, at prices ranging up to 150% of the market price at the time of the transaction. As of March 15, 2001, the Company had repurchased 840,184 shares under this authority. Such authority expires on November 11, 2001.

     The Management Board believes that the Company would benefit by extending and expanding the authority of the Management Board to repurchase the Company's share capital. For example, to the extent the Management Board believes that the Company's Common Stock may be undervalued at the market levels at which it is then trading, repurchases of its own share capital may represent an attractive investment for the Company. Such shares, to the extent they are not canceled pursuant to the authority requested in Item 5 below, could be used for any valid corporate purpose, including use under the Company's compensation plans, sale in connection with the exercise of outstanding options, or for acquisitions, mergers or similar transactions. The reduction in the Company's issued capital resulting from any such purchases (assuming such repurchased shares are subsequently canceled) will increase the proportionate interest of the remaining shareholders in the Company's net worth and whatever further profits the Company may earn. However, the number of shares repurchased, if any, and the timing and manner of any repurchases would be determined by the Management Board, with the prior approval of the Supervisory Board, in light of prevailing market conditions, the Company's available resources and other factors that cannot now be predicted. The nominal value of the shares to be acquired by the Company, already held by the Company or held by a subsidiary, may never exceed 10% of the issued share capital.

     In order to provide the Company with sufficient flexibility, the Management Board proposes that the general meeting of shareholders grant extended authority for the repurchase of up to 30% of the current issued share capital (or over 7.0 million shares) in the open market, through privately negotiated transactions, from PDM through exercise of the call provisions or the put provisions in the PDM Shareholder Agreement or otherwise, or by means of a self-tender offer or offers, at prices ranging up to 150% of the market price at the time of the transaction. Such authority would extend for eighteen months from the date of the 2001 Annual Meeting until November 10, 2002.

     The affirmative vote of a majority of the votes cast at the meeting is required to adopt the proposal to grant extended authority to the Management Board until November 10, 2002 to repurchase up to 30% of the Company's issued share capital on behalf of the Company in the open market, through privately negotiated transactions, from PDM through exercise of the call provisions and put provisions in the PDM Shareholder Agreement or otherwise, or by means of a self-tender offer or offers, at prices ranging up to 150% of the market price at the time of the transaction.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO GRANT EXTENDED AUTHORITY TO THE MANAGEMENT BOARD TO REPURCHASE SHARES OF THE COMPANY'S SHARE CAPITAL, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 5

                  CANCELLATION OF SHARES TO BE ACQUIRED BY THE
                        COMPANY IN ITS OWN SHARE CAPITAL

     Under Dutch law and the Articles of Association, the Company may hold no more than 10% of its issued share capital at any time. In order to allow implementation of proposed repurchases contemplated by the authorization requested in Item 4 above which would be in excess of 10% (and up to 30%) of the then issued share capital, the Company must dispose of or cancel shares which have been repurchased. The Management Board, with the prior approval of the Supervisory Board and subject to certain Dutch statutory conditions, is requesting a resolution on the prospective cancellation of shares so that the Management Board will have the ability to implement any proposed repurchases in excess of 10% (and up to 30%) of the current issued share capital in an efficient manner without the delay and expense of calling special shareholders meetings.

     Prospective cancellation of shares shall occur if and when the Company holds in excess of 9% of its issued share capital, at which time the Company will cancel all or a portion of such shares, as determined by the Management Board. The Company proposes to cancel such shares in two tranches, or such higher number of tranches as the Management Board shall determine, with no tranche to exceed 10% of the then issued share capital of the Company. The total number of shares to be prospectively canceled by the Company will not exceed 20% of the current issued share capital, or a total of approximately 4,680,000 shares.

     With regard to the requirements of Sections 2:99 and 2:100 Dutch Civil Code, the resolution to cancel shares prospectively held by the Company of its share capital will become effective after filing thereof with the Commercial Register and after expiry of a two-month period following publication of such filing in a daily newspaper distributed nationally in The Netherlands, provided no opposition is instituted by creditors against such resolution. If opposition is instituted, such resolution shall become effective as soon as possible, with due observance of the law. Upon effectiveness of such resolution, the capital decrease will be filed with the Commercial Register, the shareholder register of the Company will reflect the cancellation of registered shares, and bearer share certificates and registered share certificates, if any, will be destroyed. The above-mentioned filing with the Commercial Register will show which number of shares will have been canceled in the relevant tranche. For every cancellation tranche, a filing will be made.

     The affirmative vote of a majority of the votes cast, or the affirmative vote of 2/3 of the votes cast if less than 50% of the issued capital is represented at the meeting, is required to adopt the proposal to prospectively cancel shares to be acquired by the Company of its share capital.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO PROSPECTIVELY CANCEL SHARES TO BE ACQUIRED BY THE COMPANY OF ITS SHARE CAPITAL, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 6

               PROPOSED AMENDMENTS TO THE ARTICLES OF ASSOCIATION

     Amendments to the Articles of Association are required as a result of the start of the third phase of the Economic and Monetary Union ("EU") and the merger of the Amsterdam Stock Exchange.

     On January 1, 1999, with the commencement of the third phase of the Economic and Monetary Union, the Euro was introduced in The Netherlands. Effective January 1, 2002, references in legal documents, such as our Articles of Association, will be automatically deemed to be expressed in Euro, based upon the agreed upon conversion rate of 1 Euro = NLG 2.20371. Since the par value of the shares is denominated in Dutch Guilders (NLG 0.01), the par value will automatically convert to Euros (.0045378). Under the EU regulations, the converted amounts must be rounded to the nearest amount with no more than two decimals, or Euro 0.01. Therefore, the Supervisory Board recommends that Article 4 of the Articles of Association be amended to provide that the par value of the shares be Euro 0.01. Since this is an increase in the issued capital, the difference will be debited to the reserve for share premium.

     In connection with the merger among the Amsterdam Exchange, the Brussels Stock Exchange and the Paris Stock Exchange, the Amsterdam Exchange became Euronext Amsterdam N.V.

     The Supervisory Board proposes the following amendments:

     Amend Sections 1 and 2 of Article 4 of the Articles of Association by deleting such sections in their entirety and replacing them with the following:

     ARTICLE 4. AUTHORIZED CAPITAL.

     1. The authorized capital amounts to three hundred and fifty thousand Euros (Euro 350,000).

     2. The authorized capital is divided into thirty-five million (35,000,000) shares of one cent (Euro 0.01) each.

     The draft amendment documents contain some further changes and certain implementations for the Euro conversion.

     Amend Articles 42 and 43 of the Articles of Association by deleting the references to "AEX-Effectenbeurs N.V." and replacing them with "Euronext Amsterdam N.V." and by deleting references to "the official market of Amsterdam Exchanges N.V.'s stock market" and replacing them with "the official segment of the stock market of Euronext Amsterdam."

     In addition, the Articles of Association do not explicitly provide that interim dividends do not have to be charged to profits made in the current year. The Supervisory Board proposes to amend Article 31.5 to clarify that interim dividends do not have to be paid from current profits as follows:

ARTICLE 31. PROFITS. DISTRIBUTION.

     5. The management board may, subject to due observance of article 31, paragraph 3, of the Articles of Association and article 105, paragraph 4, of Book 2 of the Civil Code and with the approval of the supervisory board resolve to pay or distribute an interim dividend or other interim distribution in anticipation of the final dividend or final distribution regarding the fiscal year concerned.

     The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt the proposal to amend the Articles of Association to convert the par value of the shares from Dutch Guilders to Euros, to replace "AEX-Effectenbeurs N.V." with "Euronext Amsterdam N.V." in the manner described above and clarify the source of payment of interim dividends.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE ARTICLES OF ASSOCIATION TO CONVERT THE PAR VALUE OF THE SHARES FROM DUTCH GUILDERS TO EUROS, TO REPLACE "AEX-EFFECTENBEURS N.V." WITH "EURONEXT AMSTERDAM N.V." CLARIFY THE SOURCE OF PAYMENT OF INTERIM DIVIDENDS, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 7

                 EXTENSION OF AUTHORITY OF SUPERVISORY BOARD TO
                        ISSUE SHARES UNTIL MAY 10, 2006

     At the Annual Meeting, the shareholders will be asked to resolve on a further extension of the designation of the Supervisory Board to issue and/or grant rights on (including options to subscribe) shares for a five-year period from the date of the Annual Meeting until May 10, 2006. A designation may be effective for up to five years and may be renewed on an annual rolling basis. At the 1999 Annual Meeting, the shareholders designated the Supervisory Board for a five-year period to issue and/or grant rights on (including options to subscribe) shares. This five-year period will expire on May 12, 2004. (For a discussion of preemptive rights held by Shareholders, see Item 8 below.)

     The affirmative vote of a majority of the votes cast at the Annual Meeting or the affirmative vote of 2/3 of the votes cast if less than 50% of the issued capital is represented at the meeting, is required to extend the authorization of the Supervisory Board to issue and/or to grant rights on (including options to subscribe) shares for a five-year period from the date of the Annual Meeting until May 10, 2006.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE DESIGNATION OF THE SUPERVISORY BOARD TO ISSUE AND/OR GRANT RIGHTS ON (INCLUDING OPTIONS TO SUBSCRIBE) SHARES UNTIL MAY 10, 2006, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 8

        EXTENSION OF AUTHORITY OF SUPERVISORY BOARD TO LIMIT OR EXCLUDE
                      PREEMPTIVE RIGHTS UNTIL MAY 10, 2006

     Under Dutch law and the Articles of Association, shareholders have a pro rata preemptive right of subscription, inter alia, to any shares issued for cash unless such right is limited or eliminated. Shareholders have no pro rata preemptive subscription right with respect to any shares issued for consideration other than cash or pursuant to certain employee stock plans. If designated for this purpose at the Annual Meeting, the Supervisory Board has the power to limit or eliminate such preemptive rights. A designation may be effective for up to five years and may be renewed on an annual rolling basis in combination with the delegation discussed under Item 7. At the 1999 Annual Meeting, the shareholders authorized the Supervisory Board for a five-year period to limit or exclude from time to time the preemptive rights of shareholders. This five-year period will expire on May 12, 2004.

     At the Annual Meeting, shareholders will be asked to resolve on a further extension of this designation for a five-year period from the date of the Annual Meeting until May 10, 2006.

     The affirmative vote of a majority of the votes cast at the Annual Meeting, or the affirmative vote of 2/3 of the votes cast if less than 50% of the issued capital is represented at the meeting, is required to resolve on the designation of the Supervisory Board to limit or exclude the preemptive rights of shareholders for a five-year period from the date of the Annual Meeting until May 10, 2006.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE EXTENSION OF THE DESIGNATION OF THE SUPERVISORY BOARD TO LIMIT OR EXCLUDE PREEMPTIVE RIGHTS OF SHAREHOLDERS UNTIL MAY 10, 2006, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 9
                    ADOPTION OF EMPLOYEE STOCK PURCHASE PLAN

     In 1997, we adopted the Chicago Bridge & Iron Employee Stock Purchase Plan
(1997) (the "1997 Plan"). The 1997 Plan is scheduled to terminate June 30, 2002. 250,000 shares were reserved for issuance under the 1997 Plan. As of March 1, 2000, there were 18,952 shares available under the Plan. We are adopting a new Chicago Bridge & Iron 2001 Employee Stock Purchase Plan (the "2001 Plan") effective April 1, 2001, subject to shareholder approval, which will have 500,000 shares for issuance.

SUMMARY OF THE NEW PLAN

     The principal provisions of the 2001 Plan are summarized below. Shareholders are urged to read the full text of the 2001 Plan attached as Exhibit B to this Proxy Statement for additional information not contained in this summary.

     Purpose. We believe a key element of our future success will be broad-based stock ownership by all our employees, and providing incentives to become and remain shareholders. The 2001 Plan is a broad-based employee share purchase plan which provides eligible employees, including executive officers, a convenient opportunity to participate in the growth of the Company.

     Duration. The 2001 Plan will remain in effect, subject to the right of the Supervisory Board to amend or terminate the 2001 Plan, until all shares subject to the 2001 Plan have been allotted or there is a merger, consolidation, transfer of substantially all the assets or a liquidation and the successor does not assume our obligations under the 2001 Plan.

     Shares Subject to the 2001 Plan. Subject to the anti-dilution adjustment described below, a total of 500,000 shares will be reserved for sale under the 2001 Plan.

     In the event of a stock dividend, stock split or other change in corporate capitalization the number of shares which may be issued under the 2001 Plan, and the number and purchase price of shares subject to outstanding options, will be adjusted in proportion to such increase or decrease in the number of shares.

     Eligibility. Each employee who is either (a) a full time or regular part time employee of the Company or its subsidiary who is paid from a payroll constituting U.S. source income, or (b) an employee of the Company or its subsidiary employed outside the U.S. which has not been excluded from participation by the Company, unless the employee's participation is prohibited by local law, is eligible to participate in the 2001 Plan. However, no otherwise eligible employee may be granted an option if immediately after that grant such employee owns, or has an option on, five percent (5%) of our shares nor may an employee receive options which will allow the employee to purchase more than $25,000 of market value of such stock in a single year.

     Stock Options. An eligible employee may elect to participate in the 2001 Plan. Such election authorizes us to withhold an integral percentage from one percent (1%) to up to eight percent (8%) of his or her compensation, which is accumulated (without interest) in an Employee Stock Purchase Account. The option will automatically be exercised on the first business day on which trading occurs on the New York Stock Exchange, Inc. following the end of each calendar quarter, provided the employee has not left employment. The purchase price under the option will be 85% of the composite closing price reported for that day on the New York Stock Exchange, Inc.

     Tax Consequences.  The 2001 Plan is intended to meet the requirements of
Section 423 of the Internal Revenue Code of 1986 (the "Code") for employee stock purchase plans. Under current law, the Federal income tax consequences of receiving options and purchasing shares under the 2001 Plan, and ultimately disposing of such shares, are as follows:

     The grantee receives no income subject to tax at the time that an option is granted under the 2001 Plan. Nor does the grantee receive taxable income at the time such option is exercised by the purchase of shares under the 2001 Plan, even though the price of the stock under the option is less than its then market price. We will not be allowed a tax deduction at either of these two times.

     After the employee has acquired the stock, tax consequences depend upon the timing of the employee's disposition of it. If the employee disposes of the stock before the end of two years after the date the option is deemed granted under Section 423, the employee will have made a "disqualifying disposition" and will lose the favorable tax treatment accorded an option holder (explained below). For this purpose, such a disqualifying disposition includes a sale, an exchange, a gift (even to a family member), and any transfer of legal title except transfers by bequest or inheritance or a transfer from a decedent to his or her estate, a mere pledge or certain transfers of a special type. However, transfers of stock into joint ownership with another (with right of survivorship) are not considered a disqualifying disposition. Termination of such joint tenancy during the aforementioned two-year period (except to the extent the employee acquires full ownership of such stock, or in the event of the death of the employee) will constitute a disqualifying disposition.

     If the employee makes a disqualifying disposition of the stock, the employee will realize ordinary income in the year of disposition in the amount of the difference between what the employee paid for the stock under the 2001 Plan and its fair market value on the date of exercise of the option to purchase the stock. This is reportable on the employee's income tax return for the year of disposition, even though such disposition may be a gift or may result in an actual loss. The same amount would then be deductible by us. If the disposition of the stock is by sale, the employee realizes a capital gain or loss depending upon whether the amount realized is more or less than his or her tax basis for the stock, which is the sum of the price paid for the stock and amount included in ordinary income under the first sentence in this paragraph. Whether it is long or short term gain (loss) depends upon the period the stock is held.

     If the employee disposes of the stock after the end of two years after the date of the grant of the option, it is not a disqualifying disposition. In such event, the employee realizes ordinary income equal to the lesser of:

     (1) 15% of the fair market value of the stock on the purchase date; or

     (2) the excess of the price the stock was sold for (or fair market value at the date of disposition, if disposed of by gift or at death) over the price paid for it under the 2001 Plan.

     If the disposition of the stock is by sale, the seller also realizes capital gain or loss depending upon whether the amount realized by the seller is more or less than the seller's tax basis for the stock (the sum of the price paid for the stock and the amount included in ordinary income under the preceding sentence).

     The affirmative vote of a majority of the votes cast at the meeting is required to approve the adoption of the Chicago Bridge & Iron 2001 Employee Stock Purchase Plan.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE CHICAGO BRIDGE & IRON 2001 EMPLOYEE STOCK PURCHASE PLAN, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                    ITEM 10

                 RATIFICATION OF APPOINTMENT OF ARTHUR ANDERSEN
           AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR 2001

     The Supervisory Board has appointed the firm of Arthur Andersen as the Company's independent public accountants for the year ending December 31, 2001, subject to ratification by the shareholders. Arthur Andersen has acted as the Company's independent public accountants since inception and of the Company's predecessors since 1939. Representatives of Arthur Andersen are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and are expected to be available to respond to appropriate questions.

     The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the appointment of Arthur Andersen as the Company's independent public accountants for 2001.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF ARTHUR ANDERSEN'S APPOINTMENT AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR 2001, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                              CERTAIN TRANSACTIONS

     On December 28, 2000, CB&I acquired the entire ownership interest of Howe-Baker International, L.L.C. from WEDGE Group Incorporated for a consideration of 8,146,665 common shares of the Company, $28 million in cash and the assumption of certain liabilities. Immediately following the HBI Transaction, First Reserve Fund VIII, L.P. acquired from WEDGE 4,323,333 common shares of the Company. Subsequently, First Reserve acquired from WEDGE 530,000 common shares of the Company.

     On February 7, 2001, the Company acquired substantially all of the assets of the Engineered Construction Division and the Water Division of Pitt-Des Moines, Inc. for a consideration of 2,848,172 common shares of the Company (including 282,575 collar shares for price protection, if required). PDM is obligated to remit to the Company net proceeds from the disposition of the shares in excess of $44 million. The source of funds for the cash portion of the purchase price was a private placement of 837,692 common shares of the Company to Farinvest, Ltd., an affiliate of WEDGE and 1,623,846 common shares of the Company plus a warrant to purchase, at nominal value, 251,598 common shares of the Company to First Reserve, plus a warrant to purchase 250,000 common shares of the Company, subject to decrease depending on the number of common shares repurchased by the Company prior to June 30, 2001.

     Mr. Macaulay, Supervisory Director, is Chairman and Chief Executive Officer of First Reserve; Mr. Guill, Supervisory Director; is President of First Reserve; Mr. Honeybourne, nominee proposed by First Reserve for Supervisory Director, is Managing Director of First Reserve; Mr. White, Supervisory Director, is President, Chief Executive Officer and Vice Chairman of WEDGE; Mr. Tidwell, nominee proposed by WEDGE for Supervisory Director, is Chief Financial Officer of WEDGE; and Mr. Winfield, Supervisory Director, is a nominee proposed by WEDGE to be reappointed as Supervisory Director.

                             SHAREHOLDER PROPOSALS

     Any proposal of a shareholder intended to be presented at the 2002 Annual Meeting of Shareholders must be received at the Company's principal executive offices no later than December 10, 2001, if the proposal is to be considered for inclusion in the Company's proxy statement relating to such meeting, without prejudice to shareholder's rights to cause a general meeting of shareholders to be convened or to convene one under article 34.2 of the Articles of Association.

                                          By Order of the Board of Supervisory
                                          Directors

                                          Gerald M. Glenn
                                          Chairman of the Board of Supervisory
                                          Directors

Amsterdam, The Netherlands
April   , 2001

                                                                       EXHIBIT A

                           THE AUDIT COMMITTEE OF THE
            SUPERVISORY BOARD OF CHICAGO BRIDGE & IRON COMPANY N.V.

     GENERAL -- The Audit Committee shall consist of not less than three independent members of the Supervisory Board of the Company, and shall not include any employees of the Company. The Chief Financial Officer shall serve as an ex-officio, non-voting member of the Committee. At the Board meeting held in conjunction with the Company's Annual Meeting of Shareholders, and thereafter as necessary, the Board shall appoint the membership of the Committee and appoint the Chairman of the Committee for the ensuing year. A quorum of the Committee shall consist of at least two Committee members.

     RESPONSIBILITIES -- The Audit Committee shall have the following responsibilities:

          1. Provide an avenue of communication among management, the internal auditors, the independent public accountant and the Board as to the Company's accounting and financial reporting practices, internal audit programs and standards, and business policy and legal compliance guidelines.

          2. Review the appointment and replacement of the director of internal auditing.

          3. Review the charter of the Company's Internal Audit Department as well as policies and standards relating to the programs implemented by that department for carrying out its stated charter and the annual audit plan.

          4. Annually evaluate and recommend to the Supervisory Board the appointment and, if necessary, replacement of, the independent public accountant selected to audit the financial records and statements of the Company. The independent public accountant is ultimately accountable to the Supervisory Board and to the Audit Committee.

          5. Review the scope of the annual independent audit of the Company, the non-audit services performed by independent public accountants and the compensation to be paid to independent public accountants for audit and non-audit services.

          6. Satisfy itself as to the independence of the independent public accountant and ensure that the independent public accountant submits to the Audit Committee on a periodic basis a formal written statement delineating all relationships and services which may affect objectivity and independence and discuss with the independent public accountant any relevant issues and recommend to the Supervisory Board with regard to actions that may be taken to ensure the independence of the independent public accountant.

          7. Review with the independent public accountant and with the appropriate Company officers and personnel the adequacy and effectiveness of accounting, financial reporting and control systems, financial disclosures, and financial, administrative, information systems and operational auditing procedures, and satisfy itself that any weaknesses identified are corrected in a timely manner.

          8. Review with appropriate Company officers and personnel the existence and adequacy of statements of Company policy and procedures concerning illegal or unauthorized conduct or activities and the means to monitor compliance, and make recommendations to the Board with respect to explanations or solutions concerning any issues raised in such review, including but not limited to conflicts of interest.

          9. Review policies and procedures, and compliance therewith, applicable to officer expense accounts and perquisites, including use of company assets, and consider the results of any review of these areas by the internal auditor or the independent public accountant.

          10. Conduct or authorize investigations into any affairs within the Committee's scope of responsibilities.

     RESPONSIBILITIES OF THE CHAIRMAN OF THE AUDIT COMMITTEE -- The Chairman of the Committee, in addition to the duties of a Committee member, shall have the following responsibilities:

          1. Preside at each meeting of the Audit Committee;

          2. Cause minutes of the deliberations at each such meeting to be prepared and retained in the Company's records;

          3. Review all issued internal audit reports and report to the full committee on any matters of particular concern arising from such reports.

          4. Assess and discuss with the Audit Committee the performance of the Audit Committee and report the results thereof to the Supervisory Board.

          5. Supervise the completion and the submission of all required Audit Committee reports.

                                                                       EXHIBIT B

                               TABLE OF CONTENTS
                             CHICAGO BRIDGE & IRON

                       2001 EMPLOYEE STOCK PURCHASE PLAN

                           (EFFECTIVE APRIL 1, 2001)


ARTICLE I: DEFINITIONS..............................................    1
  1.01  Company.....................................................    1
  1.02  Compensation................................................    1
  1.03  Contribution Period.........................................    1
  1.04  Included Employee...........................................    1
  1.05  Market Value................................................    1
  1.06  Plan........................................................    2
  1.07  Plan Administrator..........................................    2
  1.08  Participant.................................................    2
  1.09  Participating Subsidiary....................................    2
  1.10  Purchase Date...............................................    2
  1.11  Purchase Price..............................................    2
  1.12  Service Provider............................................    2

ARTICLE II: EFFECTIVE DATE..........................................    2

ARTICLE III: PARTICIPATION..........................................    2
  3.01  Participation...............................................    2
  3.02  Election to Contribute......................................    2
  3.03  Election of Investment......................................    2
  3.04  Interest on Contributions...................................    2

ARTICLE IV: PURCHASE OF SHARES......................................    3
  4.01  Grant of Options............................................    3
  4.02  Purchase Price..............................................    3
  4.03  Withdrawal of Contributions.................................    3
  4.04  Stock Available for Options.................................    3

ARTICLE V: LIMITATIONS ON STOCK PURCHASE............................    3
  5.01  Ineligible Employees........................................    3
  5.02  Nontransferability of Option................................    3
  5.03  Recapitalization Adjustments................................    4
  5.04  Termination of Employment...................................    4
  5.05  Notice of Disposition.......................................    4

ARTICLE VI: AMENDMENT OF THE PLAN...................................    4

ARTICLE VII: TERMINATION OF THE PLAN................................    5

                             CHICAGO BRIDGE & IRON

                       2001 EMPLOYEE STOCK PURCHASE PLAN

                           (EFFECTIVE APRIL 1, 2001)

     CHICAGO BRIDGE & IRON COMPANY N.V., in order to give its employees and those of Participating Subsidiaries an opportunity to participate in the growth of the Company by investment and reinvestment in the common stock of the Company, has established the Chicago Bridge & Iron 2001 Employee Stock Purchase Plan.

                            ARTICLE I:  DEFINITIONS

     Unless the context clearly indicates otherwise, the following terms when used in this Plan shall have the following meanings:

          1.01 COMPANY: Chicago Bridge & Iron Company N.V., a Netherlands corporation, and its respective corporate successors, if any.

          1.02 COMPENSATION: The total of all wages and salaries, overtime, shift and other premiums and bonuses and other incentive payments paid by the Company or any Participating Subsidiary to an employee or former employee with respect to a given period of employment during which the employee is a Participant, but excluding the following:

        (a) All employer contributions and payments under any deferred compensation plan or contract, whether tax qualified or non-qualified, excepting all elective employee salary deferrals which are treated as employer contributions under any such plan or contract;

        (b) All payments made by the Company or any Participating Subsidiary for services performed outside the United States which are of a character not customarily made by the Company or any Participating Subsidiary for services performed within the United States;

        (c) All payments identified when made as an allowance for reimbursement of actual or estimated expenses incurred or to be incurred by the recipient of such payments; and

        (d) Any income realized from the grant, receipt, vesting, modification, relinquishment, exchange, assignment, transfer, sale or other disposition of securities of the Company or any Participating Subsidiary, or rights or options with respect thereto.

          1.03 CONTRIBUTION PERIOD: Any one of four periods of each calendar year during which payroll deductions are made under the Plan. A new Contribution Period shall begin with the start of the pay period which includes the first day of each calendar quarter.

          1.04 INCLUDED EMPLOYEE: Any person who is either: a) a full time or regular part time employee of the Company or of a Participating Subsidiary who is paid from a payroll constituting U.S. source income, or b) an employee of the Company or a Participating Subsidiary employed outside of the United States, if the Participating Subsidiary or a unit thereof which employees the employee has not been excluded from participation by the Company and such employee is not prohibited by the laws of the nation of the employee's residence or employment from participating in the Plan.

          1.05 MARKET VALUE: The composite closing price reported for a given date for a share of the common stock of the Company as traded on the New York Stock Exchange, or if such price is not so reported for that date, then the closing price of a share as so reported for the most recent preceding date on which such trading occurred. If the common stock of the Company shall cease to be so traded, then Market Value shall be the value on that date as determined in such reasonable manner as the Managing Director of the Company determines and describes in a written notice sent to all holders of options granted hereunder and affected by that determination.

          1.06 PLAN: The Chicago Bridge & Iron 2001 Employee Stock Purchase Plan, as from time to time amended.

          1.07 PLAN ADMINISTRATOR: The person or committee from time to time designated by the Managing Director of the Company for the purposes of administering and conclusively construing the Plan.

          1.08 PARTICIPANT: An Included Employee for whom there is an account established pursuant to this Plan.

          1.09 PARTICIPATING SUBSIDIARY: Such present or future subsidiaries and affiliates of the Company which employ Included Employees, as designated from time to time by the Plan Administrator from among the group consisting of the Company and its present or future subsidiaries and affiliates.

          1.10 PURCHASE DATE: The first regular business day on which trading occurs on the New York Stock Exchange following the end of each calendar quarter.

          1.11 PURCHASE PRICE: The price of the common stock of the Company as defined in Section 4.02.

          1.12 SERVICE PROVIDER: Such third party institution, if any, to or with which the Company, or the Plan Administrator on the Company's behalf, may choose to delegate or contract to provide recordkeeping and other services for the administration of the Plan, which may include, but not be limited to, operation and maintenance of stock brokerage accounts for the purchase, sale and holding of stock for Participants' Employee Stock Purchase Accounts, processing of Participant elections, and reinvestment of dividends paid on stock held in Employee Stock Purchase Accounts.

                          ARTICLE II:  EFFECTIVE DATE

     The effective date of this Plan is April 1, 2001.

                          ARTICLE III:  PARTICIPATION

     3.01  PARTICIPATION:  An Included Employee who is not ineligible under
Section 5.01 may elect to make contributions to the Plan pursuant to Section
3.02.

     3.02 ELECTION TO CONTRIBUTE: An election must be in writing in a form as prescribed by the Plan Administrator, and must be submitted to the Plan Administrator by the 20th day of the calendar month preceding the beginning of a Contribution Period to be effective for such Contribution Period. Thereafter such election cannot be changed or terminated during that Contribution Period except as provided in Section 4.03. Each such election shall authorize the Company or Participating Subsidiary, as applicable, to withhold an integral percentage from one percent (1%) to up to eight percent (8%) of each payment of Compensation. An election once made shall be continuously applied to that Contribution Period and all subsequent Contribution Periods so long as the Participant remains an Included Employee, except as otherwise provided in
Section 4.03 or 5.01, until the Participant notifies the Plan Administrator, in writing as the Plan Administrator prescribes, of a change or termination of such election. Such notice of change or termination must be submitted by the same date as described above and shall take effect as of the beginning of the next Contribution Period after the date of such notice's effective submission.

     3.03 ELECTION OF INVESTMENT: Each Participant electing to make contributions to the Plan as provided in Section 3.02 shall at the time of each such election also be deemed to elect to purchase common stock of the Company under the terms of Articles IV and V, and also to agree to the establishment and administration of an Employee Stock Purchase Account in accordance with such additional requirements as the Plan Administrator may prescribe pursuant to any agreement with the Plan's Service Provider, if any. The Plan Administrator shall promptly notify Participants from time to time of any such additional requirements.

     3.04 INTEREST ON CONTRIBUTIONS: The contributions made by a Participant pursuant to Section 3.02 shall be held by the Company or Participating Subsidiary, as may be applicable, until the purchase of stock pursuant to Sections 4.01 and 4.02, or withdrawal pursuant to Section 4.03, and, except as may be required by applicable law, shall not draw any interest or other earnings until so disbursed.

                        ARTICLE IV:  PURCHASE OF SHARES

     4.01 GRANT OF OPTIONS: A Participant who is an Included Employee and who has made an election pursuant to Section 3.02 shall be granted on the first day of each Contribution Period on which an election pursuant to Section 3.03 is effective, an option to purchase shares of common stock of the Company on the Purchase Date next following the applicable Contribution Period. The option so granted shall be automatically exercised, and shares of the common stock of the Company shall be purchased with the Participant's contributions withheld during or paid for the applicable Contribution Period pursuant to Section 3.02, provided a withdrawal pursuant to Section 4.03 or a termination of employment pursuant to Section 5.04 has not occurred. Any unused portion, representing an excess over the amount needed to purchase on the applicable Purchase Date the maximum number of shares allowable under the limitations of Sections 4.02 and 5.01, shall be refunded to such Participant.

     4.02 PURCHASE PRICE: The Purchase Price of the stock purchased under the option granted pursuant to Section 4.01 shall be 85% of the Market Value of such stock on the Purchase Date. The number of shares to which the option applies shall be the number of whole and fractional shares equal to the amount of contributions withheld during the preceding Contribution Period divided by 85% of the Market Value of the stock on the Purchase Date. The maximum number of shares a Participant may purchase under the Plan in a single calendar year shall be the further limited as required by Section 5.01.

     4.03 WITHDRAWAL OF CONTRIBUTIONS: A Participant may withdraw and receive from the Company or Participating Subsidiary, as applicable, a refund of all (but only all) contributions made to date during the current Contribution Period by the submittal of a written election as prescribed by the Plan Administrator no later than the 20th day of the last calendar month of such Contribution Period. Upon such withdrawal, all elections pursuant to Sections 3.02 and 3.03 shall automatically terminate until reinstated pursuant to said Sections.

     4.04 STOCK AVAILABLE FOR OPTIONS: All shares of common stock of the Company from time to time held in the treasury of the Company, and authorized but presently unissued shares of common stock of the Company, but in any event limited to a total of 500,000 shares, shall be available for option and sale pursuant to this Plan. Shares allotted for option and sale pursuant to this Plan for which the right to purchase has expired shall be deemed available for reallotment for option and sale in ensuing Contribution Periods and on subsequent Purchase Dates, as if such shares had never been so allotted.

                   ARTICLE V:  LIMITATIONS ON STOCK PURCHASE

     5.01 INELIGIBLE EMPLOYEES: No otherwise eligible Included Employee shall be granted an option to purchase stock pursuant to this Plan if immediately after that grant such employee owns, or has an option on, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any affiliate thereof. The rules of Section 425(d) of the U.S. Internal Revenue Code of 1986, as from time to time amended, shall apply in determining the stock ownership of an employee for this purpose. Any stock which an employee may purchase under any outstanding right or option shall be treated as stock owned by such employee for the purpose of this section. No employee shall have or be granted under this Plan any option that will permit the employee's rights or options to purchase stock under all such employee stock purchase plans of the Company and its affiliates to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of Market Value of such stock, determined as of the date such right or option is granted, for each calendar year during which such right or option is outstanding.

     5.02 NONTRANSFERABILITY OF OPTION: No option to purchase stock pursuant to this Plan shall be transferable by the grantee thereof during the grantee's lifetime, but such an option may be transferred by will or by laws of descent and distribution, which shall include the valid designation of a beneficiary pursuant to uniform procedures prescribed by the Plan Administrator. Each such option shall be exercisable during the lifetime of the grantee only by the grantee. Certificates for shares of stock purchased pursuant to an option granted under this Plan may, however, be issued in the names of the grantee and any other adult person or persons jointly, with right of survivorship, provided each such person is a member of the grantee's immediate family and provided further that the grantee so requests in writing at or before the time of his purchase of such shares and at the same time informs the Company of the name and address of his co-owner. A grantee's "immediate family" for the purposes of this Section 5.02 shall include only the grantee's spouse, son, daughter, grandson, granddaughter, niece, nephew, father, mother, brother or sister. Certificates for shares purchased after the transfer of an option as provided above in this Section 5.02 may be issued only in the name or names of the person or persons so succeeding to the option.

     5.03 RECAPITALIZATION ADJUSTMENTS: If the outstanding common stock of the Company is augmented by a dividend in such common stock or divided into a greater or consolidated into a lesser number of shares of such common stock, then (A) the number of unissued shares of such common stock which may thereafter be allotted shall be correspondingly increased or decreased, (B) the number of shares of common stock to which any then outstanding options under the Plan relates shall be correspondingly increased or decreased to the extent that shares are available for allotment within the limit provided in Section 4.04, and (C) the purchase price for each share in respect of which any such option is outstanding at the time of such increase or decrease in the number of outstanding shares of common stock of the Company shall be adjusted in inverse proportion to such increase or decrease in the number of outstanding shares. If the outstanding common stock of the Company is affected by any reorganization, recapitalization, combination of shares, merger, consolidation, acquisition of property or shares, separation, assets spin-off, stock rights offering, liquidation or other similar change in the capital structure of the Company that is not described in the preceding sentence and that does not terminate the Plan pursuant to Article VII, the Plan Administrator shall make such adjustments, if any, in the number, kind and purchase price of the shares allotted or subject to options under the Plan, as it deems appropriate.

     5.04 TERMINATION OF EMPLOYMENT: Participation in this Plan ceases immediately when a Participant ceases to be employed by the Company or a Participating Subsidiary for any reason whatsoever, when the Participant's employer ceases to be a Participating Subsidiary, or when the Participant otherwise ceases to be an Included Employee; and such Participant's options shall thereupon terminate. As soon as administratively practicable upon termination of participation, the Company or Participating Subsidiary, as applicable, shall refund to the Participant all contributions accumulated during the applicable Contribution Period. Neither the existence of this Plan nor the grant nor exercise of any rights to purchase shares under this Plan shall impose any obligation on the Company or a Participating Subsidiary to continue to employ any employee, or adversely affect the right of the Company or a Participating Subsidiary to terminate such employment at any time.

     5.05 NOTICE OF DISPOSITION: If a Participant or former Participant sells, transfer, or otherwise makes a disposition of shares purchased pursuant to an option granted under the Plan within two years after the date such option is granted or within one year after the Purchase Date to which such option relates, and if such Participant is subject to U.S. Federal income taxes, then such Participant or former Participant shall notify the Company or Participating Subsidiary in writing of such sale, transfer or other disposition, and shall remit to the Company or Participating subsidiary or authorize the Company or Participating Subsidiary to withhold from other sources such amount as the company may determine to be necessary to satisfy any federal, state or local tax withholding obligations of the Company or Participating Subsidiary.

                       ARTICLE VI:  AMENDMENT OF THE PLAN

     The Company reserves the right to amend this Plan in any manner, at any time or from time to time, by action of its Managing Director, or by action of the Supervisory Directors (in which case any such action shall supercede any conflicting action of the Managing Director), but no such amendment shall increase the number of shares of common stock that may be allotted for sale under the Plan without the approval of shareholders of the Company; and except for the purpose of making the Plan meet the requirements of the U.S. Internal Revenue Code of 1986, as from time to time amended, with respect to employee stock purchase plans, no such amendment shall alter or impair any right granted under the Plan without the previous written consent of the holder of that right.

                     ARTICLE VII:  TERMINATION OF THE PLAN

     The Plan shall continue indefinitely until termination under this Section. The Company reserves the right to terminate this Plan at any time by resolution of its Supervisory Directors, and the Plan shall automatically terminate upon the happening of the first to happen of the following events:

        (a) whenever no shares remain to be allotted under the Plan, or

        (b) whenever any merger of the Company into another corporation or any consolidation of the Company with another corporation, or any transfer of substantially all of the assets of the Company, or any liquidation of the Company, becomes effective or takes place unless the corporate successor of the Company in any such transaction assumes the obligations of the Company under the Plan.

     No options shall be granted after the Plan is terminated nor may any stock be purchased pursuant to the Plan subsequent to the termination. All funds accumulated in Participants' Employee Stock Purchase Accounts as of the date of termination shall be refunded to the affected Participants as soon as administratively practicable after such termination.

                       CHICAGO BRIDGE & IRON COMPANY N.V.
                             VOTING INSTRUCTION CARD
   (MUST BE PRESENTED AT THE MEETING OR RECEIVED BY MAIL PRIOR TO THE CLOSE OF
                            BUSINESS ON MAY 3, 2001)

     The undersigned registered holder of Shares of New York Registry (each representing one Common Share of NLG 0.01 nominal amount of Chicago Bridge & Iron Company N.V.), hereby appoints The Bank of New York, as New York Transfer Agent and Registrar, through its agent, as the proxy of the undersigned to attend and address the Annual General Meeting of Shareholders of Chicago Bridge & Iron Company N.V. to be held in Amsterdam, The Netherlands on May 10, 2001 and, in general, to exercise all rights the undersigned could exercise in respect of such Common Shares if personally present thereat upon all matters which may properly come before such Meeting and every adjournment thereof, and instructs such proxy to endeavor, in so far as practicable, to vote or cause to be voted on a poll (if a poll shall be taken) the Common Shares of Chicago Bridge & Iron Company N.V. represented by Shares of New York Registry registered in the name of the under- signed on the books of the New York Transfer Agent and Registrar as of the close of business on April 3, 2001, at such Meeting in respect of the resolutions specified on the reverse side hereof.

NOTE: Please direct your proxy how it is to vote by placing an X in the appropriate box opposite the resolutions specified on the reverse side hereof.


                                         CHICAGO BRIDGE & IRON COMPANY N.V.
                                         P.O. BOX 11436
                                         NEW YORK, N.Y. 10203-0436

                     (Continued and to be dated and signed on the reverse side.)

     The Supervisory Board recommends a vote for members Ballengee, Macaulay, Simpson and Winfield and for items 2-10

1. To reappoint Jerry H. Ballengee, William E. Macaulay, L. Donald        4. To approve the extension of the authority of the
   Simpson and Michael D. Winfield as members of the Supervisory             Management Board to repurchase up to 30% of the issued
   Board to serve until the Annual General Meeting of Shareholders           share capital of the Company until November 10, 2002;
   in 2004, and until their successors shall have been duly appointed;
                                                                          5. To cancel shares to be acquired by the Company in its
         First Position:   a) Jerry H. Ballengee                             own share capital;
                             OR
                           b) Stephen M. Duffy                            6. To amend the Articles of Association to convert the par value of shares from Dutch Guilders to Euros, to
         Second Position:  c) William E. Macaulay                            reflect that AEX-Effectenbeurs N.V. (the "Amsterdam
                             OR                                              Exchange") is now called Euronext Amsterdam N.V. and
                                                                             clarify the source of  payment of interim dividends;
                           d) W.G. "Will" Honeybourne

         Third Position:   e) L. Donald Simpson
                             OR                                           7. To approve the extension of the authority of the
                           f) Samuel C. Leventry                             Supervisory Board to issue and/or grant rights on
                                                                             (including options to subscribe) on shares of the
         Fourth Position:  g) Michael D. Winfield                            Company until May 10, 2006;
                             OR
                           h) James M. Tidwell                            8. To approve the extension of the authority of the
                                                                             Supervisory Board to limit or exclude the preemptive
                                                                             rights of the share-holders of the Company until
2. To authorize the preparation of the annual accounts and the annual        May 10, 2006;
   report in the English language and to adopt the Dutch Statutory
   Annual Accounts of the Company for the fiscal year ended               9. To adopt the Chicago Bridge & Iron 2001 Employee Stock
   December 31, 2000;                                                        Purchase Plan (2001); and

3. To approve the distribution of profits for the year ended December    10. To approve the appointment of Arthur Andersen as the
   31, 2000 in the amount of US$0.24 per share previously paid as            Company's independent public accountants for the fiscal
   interim dividends;                                                         year ending December 31, 2001.






                                                 * Please Detach Proxy Card Here *
------------------------------------------------------------------------------------------------------------------------------------


1.    FOR                                              FOR     AGAINST  ABSTAIN

a)           g)                                 6.

b)           h)                                 7.
                   FOR   AGAINST   ABSTAIN
c)           2.                                 8.

d)           3.                                 9.

e)           4.                                 10.

f)           5.


                                                                                                 PLEASE DETACH HERE
                                                                                  * You Must Detach This Portion of the Proxy Card *
                                                                                   * Before Returning it in the Enclosed Envelope  *

                                                   Change of Address and/or
                                                      Comments Mark Here


                                                The Voting Instruction must be
                                                signed by the person in whose
                                                name the relevant Receipt is
                                                registered on the books of the
                                                Depositary. In the case of a
                                                Corporation the Voting
                                                Instruction must be executed by
                                                a duly authorized Officer or
                                                Attorney.

                                                Dated:                    , 2001
                                                      --------------------

                                                --------------------------------
                                                 Signature of Registered Holder

                                                --------------------------------

                                                Votes MUST be indicated (x) in
                                                Black or Blue ink.

Sign, Date and Return the Instruction Card Promptly Using the Enclosed Envelope.